Exhibit 10.4

MANAGEMENT AGREEMENT

For

SUNRISE OF CONNECTICUT AVENUE

Dated as of

June 29, 2012

Owner: Sunrise Connecticut Avenue Assisted Living Owner, L.L.C.

Manager: Sunrise Senior Living Management, Inc.

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8.04.	Obligation to Comply	27

ARTICLE IX	OTHER FINANCIAL MATTERS	27
9.01.	Charges	27
9.02.	Tax Status	27
9.03.	Employee Withholding	28

ARTICLE X	GENERAL COVENANTS AND OWNER AND MANAGER OBLIGATIONS	28
10.01.	Owner’s Obligations	28
10.02.	Manager’s Obligations	28
10.03.	Quiet Enjoyment	28
10.04.	Financing of the Facility	28

ARTICLE XI	REPAIRS, MAINTENANCE AND REPLACEMENTS	29
11.01.	Routine Repairs and Maintenance	29
11.02.	FF&E Reserve and Routine Expenditures	30
11.03.	Non-Routine Capital Expenditures	32
11.04.	Emergency Expenditures	33
11.05.	Owner to Provide Funds; Failure of Owner to Fund	33
11.06.	Liens Arising From Repairs and Alterations	34

ARTICLE XII	INSURANCE; DAMAGE; CONDEMNATION; FORCE MAJEURE	34
12.01.	General Requirements	34
12.02.	Blanket Policies	35
12.03.	Risk Management	35
12.04.	Damage and Repair	35
12.05.	Condemnation	36
12.06.	Licensure Issues	36

ARTICLE XIII	TERMINATION OF AGREEMENT	37
13.01.	General Termination; Termination by Parties	37
13.02.	Transition upon Termination	37
13.03.	Repayment of Operating Deficit Loan upon Termination	39

ARTICLE XIV	DEFAULTS	39
14.01.	Default by Manager	39
14.02.	Default by Owner	39
14.03.	Insolvency Default	40
14.04.	Remedies of Owner	40
14.05.	Remedies of Manager	40
14.06.	No Waiver of Default	40
14.07.	Termination Fee	40
14.08.	Failure to Pay	41
14.09.	Manager’s Right to Specific Performance for Owner’s Wrongful Termination	41

ARTICLE XV	LEGAL ACTIONS, INDEMNITIES, AND LIMITATION OF LIABILITY	42

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15.01.	Legal Actions	42
15.02.	Indemnities	42
15.03.	Limitation of Liability	43

ARTICLE XVI	REGULATORY AND CONTRACTUAL REQUIREMENTS	43
16.01.	Regulatory and Contractual Requirements	43
16.02.	Equal Employment Opportunity	44
16.03.	Equal Housing Opportunity	44

ARTICLE XVII	PROPRIETARY MARKS; INTELLECTUAL PROPERTY	44
17.01.	Proprietary Marks	44
17.02.	Ownership of Proprietary Marks	44
17.03.	Intellectual Property	44
17.04.	Trademark License	45
17.05.	Breach of Covenant	45

ARTICLE XVIII	MISCELLANEOUS PROVISIONS	45
18.01.	Additional Assurances	45
18.02.	Right to Inspect	45
18.03.	Estoppel Certificates	45
18.04.	Consents, Approval and Discretion	46
18.05.	No Brokerage	46
18.06.	Notices	46
18.07.	Severability	48
18.08.	Gender and Number	48
18.09.	Division and Headings	48
18.10.	Confidentiality of Information	48
18.11.	Right to Perform	49
18.12.	Assignment by Manager or Owner; Controlling Interest Sale; Facility Sale	49
18.13.	Entire Agreement; Amendment	53
18.14.	Relationship Between the Parties	53
18.15.	Force Majeure	53
18.16.	Subordination, Non-disturbance and Attornment Agreements	53
18.17.	Arbitration	54
18.18.	Cooperation	56
18.19.	Manager Pooling Agreement as Controlling Agreement	56
18.20.	Costs of Dispute	56
18.21.	Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial	56
18.22.	Counterparts	57
18.23.	Contracting with Affiliates	57
18.24.	Parent Subordination	57
18.25.	Facility Name	58
18.26.	Parent and Owner Consents	58
18.27.	REIT Compliance	58

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LIST OF EXHIBITS

Exhibit A	Description of Real Property
Exhibit B-1	Facility Shared Services
Exhibit B-2	B-2 Direct Expenses
Exhibit C-1	Financial Reporting Requirements
Exhibit C-2	Form of Quarterly Certification
Exhibit D	Form of Proposed Budget
Exhibit E	Current Insurance Program

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MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is made as of June 29, 2012 (“Effective Date”) by and among SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation (“Manager”), SUNRISE CONNECTICUT AVENUE ASSISTED LIVING OWNER, L.L.C., a Virginia limited liability company (“Owner”), and CHTSUN PARTNERS IV, LLC, a Delaware limited liability company (“Parent”).

RECITALS:

A. Owner has a fee interest in that certain real property described in Exhibit A, attached hereto and made a part hereof, on which is constructed an assisted living facility, located in Washington, D.C. and known as Sunrise of Connecticut Avenue (hereinafter referred to as the “Facility”).

B. Owner wishes to appoint Manager as manager of the Facility and Manager desires to accept such appointment and manage the Facility.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01. Defined Terms. The following terms shall have the following meanings when used in the Agreement:

AAA. The term “AAA” is defined in Section 18.17.

Accountants. The term “Accountants” means Ernst & Young LLP, PricewaterhouseCoopers, Deloitte Touche Tohmatsu, and KPMG as selected by Owner and Manager, or such other firm of independent certified public accountants as may be approved by Owner and Manager.

Accounting Period. The term “Accounting Period” means and refers to a calendar month.

Affiliate. The term “Affiliate” means a Person, which controls, is controlled by, or is under common control with another Person. For the purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. A Person shall not be deemed to be under common “control” with another Person solely based on the fact that one or more Person(s) serve as a director of both Persons.

Agreement. The terms “Agreement” and this “Agreement” means this Management Agreement by and among Parent, Owner and Manager, and any amendments thereto as may be from time to time agreed to in writing by the parties.

Approved Budget. The term “Approved Budget” means the annual operating budget for the operation of the Facility approved by Owner in accordance with Article VII.

Arbitration Proceeding. The term “Arbitration Proceeding” is defined in Section 18.17.

Bad Debt. The term “Bad Debt” means the Facility’s accounts receivable deemed to be uncollectable and written off, and the allowance for bad debts per the Manager’s policy, as consistently applied within Manager’s System.

Base Management Fee. The term “Base Management Fee” is defined in Section 3.01.

Business Day. The term “Business Day” means any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York are not open for business.

Capital Budget. The term “Capital Budget” is defined in Section 11.03(a).

Capital Transaction. The term “Capital Transaction” means the sale, exchange or disposition of any of Owner’s property, the refinancing of any of Owner’s property or casualty damage to or condemnation of any of Owner’s property.

CHT. The term “CHT” is defined in Section 6.02.

CHT Partner. The term “CHT Partner” is defined in Section 14.08.

Collection Proceedings. The term “Collection Proceedings” is defined in Section 15.01.

Continuation Notice. The term “Continuation Notice” is defined in Section 18.12.

Controlling Interest. The term “Controlling Interest” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.

Controlling Interest Sale. The term “Controlling Interest Sale” means any direct or indirect sale, assignment (other than a collateral assignment given in connection with a financing of the Facility), transfer or other disposition, for value or otherwise, voluntary or involuntary, by Owner or its Affiliate of a Controlling Interest in Owner. For purposes of this Agreement, a Controlling Interest Sale shall include any sale, assignment, transfer, or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of related transactions. For the avoidance of any doubt, the sale, assignment or other disposition of any interest in Parent shall not be considered a Controlling Interest Sale for purposes of this Agreement.

Debt Service. The term “Debt Service” means the monthly payments of principal and interest payable on the note secured by or to be secured by the Facility Mortgage.

Downpayment. The term “Downpayment” is defined in Section 18.12(d).

Effective Date. The term “Effective Date” is defined in the Preamble of this Agreement.

Emergency Expenditures. The term “Emergency Expenditures” is defined in Section 11.04.

Emergency Requirements. The term “Emergency Requirements” means any of the following events or circumstances: (1) an emergency threatening the Facility, or the life, safety or property of its residents, invitees or employees; (2) a Legal Requirement which if not complied with may subject Owner or Manager to financial liability; (3) a condition, the continuation of which may subject Owner or Manager to civil or criminal liability or may cause a default under any third party indebtedness of Owner, or (4) a Force Majeure event that prevents Manager from managing or operating the Facility pursuant to Manager’s Standards.

Environmental Law(s). The term “Environmental Law(s)” means: (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., as now or hereafter amended and the Resource Conservation and Recovery Act of 1976, as now or hereafter amended; (2) the regulations promulgated thereunder, from time to time; and (3) all federal, state, municipal and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, management, storage, disposal or abatement of Hazardous Materials or protection of human health or the environment.

Escrow Agent. The term “Escrow Agent” means a nationally recognized title company reasonably acceptable to Manager.

Event of Default by Manager. The term “Event of Default by Manager” is defined in Section 14.01.

Event of Default by Owner. The term “Event of Default by Owner” is defined in Section 14.02.

Facility. The term “Facility” is defined in the recitals to this Agreement.

Facility Expenses.

(a) The term “Facility Expenses” means those costs and expenses that are directly related to the operation, maintenance, repair costs and staffing of the Facility, which expenses and payment of expenses shall be administered by Manager from the Facility’s Gross Revenues, including, without limitation:

•	Costs of inventory and supplies used in the operation of the Facility;

•

Costs payable to prevent, cure or correct any violation of federal, state or municipal laws, ordinances, regulations, restrictive covenants or orders or the rules of the applicable Board of Fire Underwriters with respect to the leasing, use, repair or maintenance of the Facility and any expense incurred in order to obtain or maintain any operating permits or licenses, including any registration fees and expenses and legal fees associated therewith;

•

Costs payable to make repairs and perform all maintenance and preventative maintenance and other routine property maintenance and upkeep services with respect to the Facility other than those paid from the FF&E Reserve;

•

Costs payable for the collection of delinquent rentals collected through an attorney or collection agency and other costs required in connection with the enforcement of any lease or resident agreement with respect to the Facility (including, without limitation, legal fees, reasonable disbursements and moving and storage expenses for FF&E and personal property of Residents and/or lessees);

•	Costs payable under service contracts to which Owner or Manager is a party with respect to the Facility;

•

Costs payable to third parties for advertising and leasing expenses with respect to the Facility (including, but not limited to, promotions, printing and signs), or a pro rata share thereof where such advertising is for the benefit of the Facility and other facilities;

•	Costs payable to third parties for auditing, tax preparation and accounting services with respect to the Facility, and reasonable attorneys’ fees incurred with respect to the Facility;

•

All reasonable costs and fees of audit, legal, technical and other independent professionals who are retained by Manager to perform professional services (which for purposes of this paragraph shall exclude repair, maintenance and alterations work not of a professional nature) required or permitted hereunder; provided that, so long as the Facility is subject to the Manager Pooling Agreement, Manager will obtain Owner’s prior written consent with respect to any such proposed expenditures to the extent required under Section 5.3 of the Manager Pooling Agreement, unless such expenditures are necessary to satisfy Emergency Requirements, in which case Owner’s consent shall not be required provided that Manager provides Owner with prompt written notice of such expenditure;

•

The reasonable cost and expense of technical consultants and operational experts who are employees of Manager or one of its Affiliates and who perform specialized services (that is, services not otherwise required to be provided by Manager hereunder for and in consideration of the fees payable hereunder) in connection with Facility work (including, but not limited to, regional office employees and employees of Sunrise Senior Living, Inc. or its Affiliates who assist with the Facility operations which includes an information technology help desk and a regional business manager); provided, however, that the costs and expenses so incurred shall only be Facility Expenses to the extent such costs and expenses are reasonable and competitively priced, as compared to similar work done by outside consultants or experts; and provided, further, so long as the Facility is subject to the Manager Pooling Agreement, Manager will obtain

Owner’s prior written consent with respect to any such proposed expenditures to the extent required under Section 5.3 of the Manager Pooling Agreement, unless such expenditures are necessary to satisfy Emergency Requirements, in which case Owner’s consent shall not be required provided that Manager provides Owner with prompt written notice of such expenditure;

•

Costs incurred by Manager for all personnel employed at the Facility or whose services are entirely allocable to the Facility, and for those personnel employed in part at the Facility and in part at other facilities, a reasonable share of costs of such personnel (determined by factors such as services rendered in a facility and operational complexities and percent of such personnel’s time spent in connection with the Facility), such costs to include salary and wages (including costs of processing, printing and mailing of payroll checks and W-2 forms), training programs, hiring expenses, payroll taxes, workers’ compensation, bonus compensation, incentive compensation, retirement plan payments, travel expenses and other benefits payable (including, for example, health insurance, dental insurance, life insurance and disability insurance) to such personnel;

•	Costs payable to third parties for printed forms and supplies required for use at the Facility;

•	Costs of all utilities serving the Facility;

•	Costs payable to third parties for printed checks and bank account maintained by Owner or Manager in accordance with this Agreement with respect to the Facility;

•

To the extent required to be carried by Manager pursuant to the terms of this Agreement, costs of insurance at the Facility which include: insurance premiums; the ultimate costs of self-insured losses and deductibles; claims administration costs; risk management costs; and other program costs including premium taxes, fronting fees, state Workers’ Compensation self-insurance assessments, collateral fees and surety bonds supporting self-insurance programs, and broker fees;

•	Costs incurred to third parties incurred in order to prevent a breach under a lease or a Facility Mortgage;

•	The Base Management Fee payable to Manager under the terms of this Agreement;

•	Costs incurred by Manager for electronic data processing equipment, systems, software or services used at the Facility, including procurement, maintenance and upgrades;

•	All Impositions described in Section 5.07;

•	Costs incurred by Manager for comprehensive crime insurance or fidelity bonds for Facility employees; and

•	Any other costs, fees or expenses included in, and which Manager is authorized to incur in accordance with the terms and conditions set forth in this Agreement.

(b) Facility Expenses will include a proportionate share of Facility Shared Services used at the Facility. At Owner’s request, Manager shall provide Owner with an analysis of the formula and methodology employed by Manager in allocating the Facility Shared Services among the applicable facilities which allocation shall be a fair and reasonable formula based upon use by the other facilities within the Manager’s System (and Owner’s allocation of Facility Shared Services shall not be disproportionate as compared to Facility Shared Services used by other facilities within the Manager’s System). Facility Expenses will also include charges for services provided directly to the Facility by employees of Manager or Manager’s Affiliates who do not work at the Facility which services are set forth in Exhibit B-2 attached hereto. The amount, type, and cost of the Facility Shared Services that are necessary to maintain the Facility in accordance with Manager’s Standards and will be included in the Proposed Budget submitted to Owner pursuant to Article VII.

(c) Facility Expenses shall not include the following:

•

Except as expressly agreed to by Owner, or included in the Approved Budget or as otherwise set forth above, costs incurred by Manager for salary and wages, payroll taxes, workers’ compensation, bonus compensation, incentive compensation, retirement plan payments, travel expenses and other benefits payable to Manager’s or Manager’s Affiliates’ corporate office employees or divisional or regional supervisor employees (including, without limitation, non-incentive stock option grants and any bonus compensation to such employees);

•

Except as expressly agreed to by Owner as part of an annual request by Manager, costs incurred by Manager for in-house accounting and reporting systems, software or services furnished by Manager under this Agreement, as distinguished from third party accounting and reporting costs (as for example, the annual auditing costs of Accountants), which shall be Facility Expenses;

•	Costs incurred by Manager for forms, papers, ledgers and other supplies, equipment, copying and telephone of any kind used in Manager’s office at any location other than the Facility;

•	Except as expressly agreed to by Owner, costs incurred by Manager for political contributions;

•	Costs attributable to losses which are covered by the indemnity obligations of Manager pursuant to Section 15.02(a) of this Agreement;

•

Except to the extent included in an Approved Budget or as otherwise expressly agreed to by Owner, costs incurred by Manager for training and hiring expenses related to corporate office employees or divisional or regional supervisory employees, including but not limited to employment and employment agency fees;

•	Costs incurred by Manager for advertising expenses of Manager other than costs of marketing the Facility for lease or occupancy, or costs of employment ads for positions at the Facility;

•

Costs incurred by Manager for any architect, engineer, or other professional advisor or consultant employed by Manager, as distinguished from cost for third parties engaged for the performance of such services, which shall be Facility Expenses;

•

Costs incurred by Manager for dues of Manager or any of its employees in professional organizations or for any of Manager’s employees participating in industry conventions or meetings (except to the extent included in an Approved Budget or as otherwise specifically approved by Owner);

•	Any insurance premiums and deductibles and real estate taxes payable by the Owner if Owner is making those payments directly rather than having Manager make those payments on Owner’s behalf; and

•	Debt Service.

For purposes of consents required to be given by Owner as described in this definition of “Facility Expenses,” an approval by Owner given by e-mail from a person so authorized to give such consent as determined by Owner from time to time to Manager will be sufficient.

Facility Mortgage. The term “Facility Mortgage” means any mortgage, deed of trust or indemnity deed of trust recorded against all or any portion of the Facility as security for a secured loan.

Facility Sale. The term “Facility Sale” means any sale, assignment (other than a collateral assignment given in connection with a financing of the Facility), transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner’s title or other interest (or any part thereof) to the Facility (either fee or leasehold title, as the case may be). For purposes of this Agreement, a Facility Sale shall include (a) a lease (or sublease) of all or substantially all of the Facility to any Person, and (b) any sale, assignment, transfer, or other disposition of all or substantially all of the Facility, for value or otherwise, voluntary or involuntary, in a single transaction or a series of related transactions.

Facility Shared Services. The term “Facility Shared Services” shall mean (i) those expenses for goods or services that relate to the Facility and to other Facilities in Manager’s System which are set forth on Exhibit B-1, and (ii) expenses for such other services that are provided by Manager throughout the Manager’s System from time to time as reasonably approved by Owner in the Approved Budget, which charges shall not include general corporate overhead or general corporate operating expenses of Manger or its Affiliates.

FF&E. The term “FF&E” means furniture, furnishings, fixtures, soft goods, case goods, vehicles and equipment (including but not limited to telephone systems, facsimile machines, communications and computer systems hardware) located in or on or used exclusively in connection with the operation of the Facility but shall not include Household Replacements or any software. FF&E shall be and remain the property of Owner during the Term and upon the expiration or termination of this Agreement.

FF&E Estimate. The term “FF&E Estimate” is defined in Section 11.02(c).

FF&E Reserve. The term “FF&E Reserve” means the reserve established pursuant to Section 11.02(a). FF&E Reserve shall be and remain the property of Owner during the Term and upon the expiration or termination of this Agreement.

FF&E Reserve Balance. The term “FF&E Reserve Balance” means, as of any date, an amount equal to the difference between (1) the amount actually paid into the FF&E Reserve pursuant to Article V and (2) the amounts due to be paid into the FF&E Reserve pursuant to Article V. Any portion of the FF&E Reserve Balance remaining unpaid at the end of any Fiscal Year shall accrue and become payable as a portion of the FF&E Reserve for the subsequent Fiscal Year.

FF&E Reserve Payment. The term “FF&E Reserve Payment” is defined in Section 11.02(f).

Financing. The term “Financing” is defined in Section 10.04(a).

Fiscal Year. The term “Fiscal Year” means the calendar year.

FMV Determination Notice. The term “FMV Determination Notice” is defined in Section 12.04(c).

Force Majeure. The term “Force Majeure” is defined in Section 18.15.

GAAP. The term “GAAP” means “U.S. generally accepted accounting principles.”

Guaranty. The term “Guaranty” means that certain Guaranty dated as of the date hereof made by Parent in favor of Manager.

Governmental Authority. The term “Governmental Authority” means any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

Gross Revenues. The term “Gross Revenues” means for each Accounting Period, all revenues and receipts of every kind derived from operating the Facility and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from monthly occupancy fees, health care fees and ancillary services fees received pursuant to various agreements with residents of the Facility; interest received with respect to the monies in any operating account of the Facility; income from food and beverage, and catering sales; income from telephone charges; income from vending machines; and proceeds, if any, from business interruption or other loss of income insurance (to the extent such insurance either reimburses on the basis of gross revenues or otherwise covers all expenses including Manager’s fees), all determined on an accrual basis in accordance with GAAP consistently applied; provided, however, that Gross Revenues shall not include: (i) gratuities to employees at the Facility; (ii) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from residents or guests of the Facility or included as part of the sales price of any goods or services, such as gross receipts or similar taxes; (iii) proceeds from the sale or disposition of FF&E or other capital assets (which proceeds will be deposited in the FF&E Reserve); (iv) interest received or accrued with respect to the monies in any reserve accounts of the Facility; (v) any cash refunds, rebates or discounts to residents of the Facility, or cash discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; (vi) proceeds from any sale of the Facility or any part thereof, or any other Capital Transaction; (vii) proceeds of any financing transaction affecting the Facility; (viii) security or resident fee deposits until such time as the same are applied to current fees and other charges due and payable; (ix) awards of damages, settlement proceeds and other payments received by Owner in respect of any litigation other than litigation to collect fees due for services rendered from the Facility; (x) proceeds of any condemnation; (xi) proceeds of any casualty insurance, other than loss of rents or business interruption insurance; (xii) payments under any policy of title insurance; (xiii) income derived from securities and other property acquired and held for investment; (xiv) income from services to the extent they are outsourced and (xv) contributions by Owner. Any Bad Debt, or any community fees or deposits that are refunded to a resident shall be credited against Gross Revenues during the Accounting Period in which such Bad Debt is recognized or such refunds are made, as the case may be, if such amounts were previously included in Gross Revenues. Any Bad Debt which is recognized but is later collected shall be added to Gross Revenues.

Hazardous Materials. The term “Hazardous Materials” is defined in Section 8.01.

Home Office Employees. The term “Home Office Employees” is defined in Section 4.04.

Household Replacements. The term “Household Replacements” means supply items, except for FF&E, used or held in storage for future use, as are customarily used on a daily basis and are necessary in connection with the operation of the Facility in accordance with the terms of this Agreement, including linen, china, glassware, silver, uniforms, and similar items, including food, beverages, medical supplies, soaps, shampoos or any other similar consumable product.

Impositions. The term “Impositions” is defined in Section 5.07(b).

Indemnitee. The term “Indemnitee” is defined in Section 8.02.

Index. The term “Index” means the Consumer Price Index: All Urban Consumers, (1982-84=100), All Items, U.S. City Average (CPI-U), as published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or otherwise revised during the Term, such other government index or computation with which it is replaced shall be used. If the Index is discontinued with no successor Index, another similar index with an appropriate conversion factor shall be substituted. If the Index is changed so that a base year other than 1982-84 is used, the Index shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics.

Initial Arbitrator. The term “Initial Arbitrator” is defined in Section 18.17.

Insurance Program. The term “Insurance Program” is defined in Section 12.01.

Insurance Retention. The term “Insurance Retention” is defined in Section 13.02.

Intellectual Property. The term “Intellectual Property” means (1) all computer software developed and owned by Manager or an Affiliate of Manager; and (2) all manuals, instructions, policies, procedures and directives issued by Manager to its employees at the Facility regarding the procedures and techniques to be used in operation of the Facility. The term “Intellectual Property” shall include Proprietary Marks but does not include the data and information stored or maintained on the Intellectual Property.

Interest. The term “Interest” means the lower of (i) sixteen percent (16%) per annum or (ii) the highest interest permitted under applicable laws.

JV Agreement. The term “JV Agreement” is defined in Section 14.08.

Legal Requirements. The term “Legal Requirements” means any law, code, rule, ordinance, regulation, license, certificate or order of any Governmental Authority having jurisdiction over the business or operation of the Facility or the matters which are the subject of this Agreement, including any resident care or health care, building, zoning or use laws, ordinances regulations or orders, environmental protection laws, employment laws, occupational health and safety laws and fire department rules.

Loan Documents. The term “Loan Documents” is defined in Section 10.04(b).

Major Casualty. The term “Major Casualty” means any fire or other casualty that results in damage to the Facility to a greater extent than a Minor Casualty.

Management Agreement. The term “Management Agreement” means this Agreement and any Replacement Management Agreement.

Manager. The term “Manager” is defined in the Preamble of this Agreement.

Manager FMV Determination. The term “Manager FMV Determination” is defined in Section 12.04(c).

Manager Indemnitee(s). The terms “Manager Indemnitee” and “Manager Indemnitees” are defined in Section 8.01.

Manager Pooling Agreement. The term “Manager Pooling Agreement” means the Manager Pooling Agreement dated as of the date hereof by and among Manager, Owner along with tenants at certain other facilities managed by Manager, and Parent, as the same may be amended from time to time.

Manager Receivables. The term “Manager Receivables” is defined in Section 18.24.

Manager’s Standards. The term “Manager’s Standards” means, from time to time, the (1) operational standards (for example, housekeeping, food service, activities, staffing levels, resident care and health care policies and procedures) and (2) the physical standards (for example, life safety equipment and policies and procedures, amounts and quality of FF&E, frequency of FF&E replacement) that are then implemented or in the process of being implemented at seventy-five percent (75%) or more of similarly situated, in Manager’s reasonable judgment, assisted living and/or independent living communities in Manager’s System, but in any event not less than the operational and physical standards of other senior living communities of similar size and market orientation; provided that in no event shall Manager’s Standards be permitted to fall below the operational and physical standards as in effect as of the Effective Date.

Manager’s System. The term “Manager’s System” means at any particular time the system or group of assisted living and/or independent living communities then owned and/or operated or managed by Manager (or one or more of its Affiliates).

Marketing Services. The term “Marketing Services” is defined in Section 4.02.

Minor Casualty. The term “Minor Casualty” means any fire or other casualty which results in damage to the Facility and/or its contents, and in the reasonable judgment of Manager the out-of-pocket expenses (to the extent not covered by insurance proceeds) of the “Repair and/or Replacement” equals or is less than One Million Dollars ($1,000,000) (excluding any required insurance deductibles). For purposes of this paragraph, “Repair and/or Replacement” shall mean the repair and/or replacement of the Facility and/or its contents to substantially the same condition as existed prior to the fire or other casualty resulting in damage to the Facility and its contents.

Monthly Reports. The term “Monthly Reports” is defined in Section 4.03(k).

Mortgagee. The term “Mortgagee” means the holder, from time to time, of a Facility Mortgage or any replacement of a Facility Mortgage.

Net Operating Income. The term “Net Operating Income” means, for each Accounting Period or Fiscal Year, as applicable, all Gross Revenues in excess of Facility Expenses. For purposes of calculating Net Operating Income, any capital expenditure (determined in accordance with GAAP) and FF&E Reserve necessary to operate and maintain the Facility shall not be included in the definition of Facility Expenses.

Non-Compliance Costs. The term “Non-Compliance Costs” is defined in Section 16.01(b).

Non-Routine Capital Expenditures. The term “Non-Routine Capital Expenditures” means all other capital projects and/or items not provided for in Section 11.02, including, without limitation, (i) renovations, replacements and maintenance to the Facility which are included in the Approved Budget and which are normally capitalized consistent with Manager’s Standards and GAAP such as flooring in common areas and full replacement of roofs and parking areas, and (ii) any other expenses necessary for alterations, improvements, renewals or replacements to the Facility building’s structure or exterior facade or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing, or vertical transportation systems which are classified as capital expenditures under GAAP.

OD Loan. The term “OD Loan” (Operating Deficit Loan) is defined in Section 5.03.

Offered Purchase Price. The term “Offered Purchase Price” is defined in Section 18.12(d).

Operating Year. The term “Operating Year” shall mean a twelve (12) month period commencing at midnight on January 1 and ending at 11:59 p.m. on December 31 of each calendar year during the Term.

Owner. The term “Owner” is defined in the Recitals of this Agreement.

Owner Indemnitee(s). The terms “Owner Indemnitee” and “Owner Indemnitees” are defined in Section 8.02.

Parent. The term “Parent” is defined in the Preamble of this Agreement.

Permitted Expenditure Limit. The term “Permitted Expenditure Limit” is defined within the definition of “Facility Expenses” in Section 1.01.

Person. The term “Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

Proposed Budget. The term “Proposed Budget” is defined in Section 7.01.

Proprietary Marks. The term “Proprietary Marks” means all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices, service marks and distinctive designs of buildings and signs, or combinations thereof, which are used to identify the Facility. The term “Proprietary Marks” shall also include all trade names, trademarks, symbols, logos, designs, etc, which are used in connection with the operation of the Facility during the Term. The term “Proprietary Marks” shall include all present and future Proprietary Marks, whether they are now or hereafter owned by Manager or any of its Affiliates, and whether or not they are registered under the laws of the United States or any other country.

Purchase Notice. The term “Purchase Notice” is defined in Section 18.12(d).

Qualified Broker. The term “Qualified Broker” is defined in Section 12.04(c).

Qualified Transferee. The term “Qualified Transferee” means (a) CNL Healthcare Trust, Inc., a Maryland corporation, provided that such entity (A) has total assets in excess of Two Hundred Million Dollars ($200,000,000), (B) has as its advisor (pursuant to an advisory agreement as to management, acquisition, advisory and administrative services) an Affiliate of CNL Financial Group, Inc., a Florida corporation, (C) is not known in the community as being of bad moral character, and (D) is not in control of or is controlled by any one or more persons who have been convicted of a felony involving turpitude in any state or federal court, (b) any other real estate investment trust, provided that such entity (A) has total assets in excess of Two

Hundred Fifty Million Dollars ($250,000,000), (B) is not known in the community as being of bad moral character, and (C) is not in control of or is controlled by any one or more persons who have been convicted of a felony involving turpitude in any state or federal court, or (c) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, United States government entity or plan, investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended which is regularly engaged in the business of directly or indirectly owning or operating real estate and which has total assets (in name or under management) in excess of Two Hundred Fifty Million Dollars ($250,000,000); provided that, in the case of subsection (c) of this definition, such Person (i) does not, either directly or indirectly, have an ownership interest (excluding that of a mere franchisee or a mere passive investor with a non-controlling interest) in a brand of retirement communities totaling at least ten (10) retirement communities, if such brand of retirement communities competes with Manager, (ii) does not, either directly or indirectly, have an ownership interest (excluding that of a mere franchisee or a mere passive investor with a non-controlling interest) in a group of retirement communities totaling at least ten (10) retirement communities that are not affiliated with a brand but that are marketed and operated as a collective group, if such group of retirement communities competes with Manager, (iii) is not affiliated with a brand or group described in (i) and (ii) above, (iv) is not known in the community as being of bad moral character, and (v) is not in control of or is controlled by any one or more persons who have been convicted of a felony involving turpitude in any state or federal court.

Replacement Management Agreement. The term “Replacement Management Agreement” shall mean a management agreement for the management of the Facility executed by Manager and a Person which replaces the Management Agreement in effect immediately prior to the replacement.

Residents. The term “Residents” is defined in Section 2.02.

Response. The term “Response” is defined in Section 18.12(d).

Routine Expenditures. The term “Routine Expenditures” is defined in Section 11.02.

Sale Notice. The term “Sale Notice” is defined in Section 18.12(b).

Sale Offer. The term “Sale Offer” is defined in Section 18.12(d).

Second Notice. The term “Second Notice” is defined in Section 12.04(c).

Software. The term “Software” means all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof) that are owned or leased by Manager and used in connection with its operations at the Facility.

Term. The “Term” shall begin on the Effective Date, and, unless sooner terminated, shall continue until the thirtieth (30th) anniversary of the first day of the month immediately after the Effective Date.

Termination Date. The term “Termination Date” is defined in Section 14.07.

Termination Fee. The term “Termination Fee” is equal to the amount determined by multiplying (a) five (5) by (b) an amount equal to the aggregate of (i) the Base Management Fee payable to Manager during the twelve (12) month period preceding the Termination Date and (ii) if any Incentive Fee (as defined in the Manager Pooling Agreement) is payable to Manager on account of the pooled Facilities’ performance during the twelve (12) month period preceding the Termination Date, an amount equal to twenty-six and two tenths percent (26.2%) of the Incentive Fee payable to Manager on an annualized basis for such period.

Trademark License. The term “Trademark License” is defined in Section 17.04.

Venue. The term “Venue” is defined in Section 18.17.

ARTICLE II

APPOINTMENT OF MANAGER AND PRIMARY GOAL OF AGREEMENT

2.01. Appointment of Manager. Owner hereby appoints Manager and Manager hereby accepts appointment, subject to the terms and conditions of this Agreement, as the sole and exclusive manager for the daily operation and management of the Facility. Except as otherwise provided herein, Manager shall have responsibility and complete and full control and discretion in the operation, direction, management and supervision of the Facility in accordance with Manager’s Standards and the Approved Budget. Manager accepts said appointment and agrees to operate the Facility during the Term of this Agreement in accordance with the terms and conditions herein set forth.

2.02. Goals.

(a) It is the joint goal of Owner and Manager to:

(1) Establish and maintain programs to promote the most effective utilization of the Facility’s services;

(2) Provide quality services to residents of the Facility (the “Residents”) in a manner consistent with the form of resident agreement in use at the Facility and the Approved Budget (as hereinafter defined);

(3) Establish appropriate marketing programs and maintain a public image of excellence for the Facility;

(4) Maintain a sufficient number of well trained and quality staff at the Facility;

(5) Operate the Facility on a sound financial basis;

(6) Institute a sound financial accounting system for the Facility;

(7) Institute adequate internal fiscal controls through proper budgeting, accounting procedures, and timely financial reporting;

(8) Establish sound billing and collection procedures and methods;

(9) Conform operations at the Facility to all applicable Legal Requirements, including without limitation, those pertaining to licensing; and

(10) Take such other steps as are necessary to provide high quality care to the Residents.

ARTICLE III

MANAGEMENT FEES

3.01. Base Management Fee. As compensation for the services to be rendered by Manager pursuant to this Agreement, during the Term, Owner hereby instructs Manager to pay itself, through retention or other means, on a monthly basis, in arrears, a management fee (the “Base Management Fee”) equal to six percent (6%) of Gross Revenues per month. The Base Management Fee will be paid in accordance with Section 5.03 by determining such fee from the Gross Revenues for the Accounting Period to which such Base Management Fee applies.

ARTICLE IV

DUTIES AND RIGHTS OF MANAGER

4.01. Authority of Manager; Right of Possession. Facility operations shall be under the exclusive supervision and control of Manager who, except as otherwise specifically provided in this Agreement and as set forth in the Approved Budget, shall be responsible for the proper and efficient operation of the Facility. Manager shall have discretion and control, in all matters relating to day-to-day management and operation of the Facility, including, without limitation, the following: fees and charges for providing accommodations, food services, care services, and related services to Residents and their guests; supervision of resident care; credit policies; food and beverage services; employment policies; executing, modifying and terminating licenses and concessions for commercial space within the Facility in accordance with Section 4.03 below (provided that the term of any such license or concession shall not extend beyond the Term of this Agreement); receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of inventories, supplies and services; promotion and publicity; and, generally, all activities necessary for the operation of the Facility.

4.02. Marketing Services. Manager shall provide the following services (the “Marketing Services”):

(a) Direct the marketing efforts for the Facility.

(b) Plan and implement community outreach, public relations and special events programs.

(c) Arrange and contract for all advertising and promotion of the Facility which Manager in its reasonable discretion deems necessary or appropriate for the operation of the Facility, to the extent the costs of such advertising and promotion are included in the Approved Budget.

4.03. Management Duties. As manager of the Facility, Manager shall, subject to adequate funds being available from Gross Revenues or otherwise provided by Owner, implement all aspects of the operation of the Facility in accordance with the terms of this Agreement, the Approved Budget and Manager’s Standards, and shall have responsibility and commensurate authority for all such activities. In addition to any other duties set forth in this Agreement, Manager shall, subject to adequate funds being available from Gross Revenues or otherwise provided by Owner:

(a) Enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance and service of the Facility (including but not limited to food procurement, trash removal, pest control and elevator maintenance) and, subject to adequate funds being available from Gross Revenues or otherwise provided by Owner, pay the costs of all such services when due; provided that Owner’s consent shall be required, not to be unreasonably delayed, withheld or conditioned, for any leases for the occupancy of space at the Facility, except for resident agreements as permitted hereunder and leases permitted under Section 4.08 below which are in connection with services customarily provided at facilities of similar size and class as the Facility.

(b) Purchase inventories, provisions, food, supplies and other expendable items.

(c) Recruit, hire, supervise and train all employees to be employed at the Facility.

(d) Provide care to Residents of the Facility as provided for in the resident agreement agreed to by the parties.

(e) Set all resident fees and use its commercially reasonable efforts to collect such fees.

(f) Oversee and manage all day-to-day operations.

(g) Obtain, renew and maintain all licenses and permits necessary in order to operate the Facility in accordance with Legal Requirements and the terms of this Agreement.

(h) Establish and revise, as necessary, administrative policies and procedures including, without limitation, policies and procedures for the control of revenue and expenditures, for the purchase of Household Supplies and services, for the control of credit, and for the scheduling of maintenance.

(i) Make or install, or cause to be made or installed, in the name of Owner, all normal capital repairs, decorations, renewals, revisions, alterations, rebuilds, replacements, additions, and improvements in and to the Facility building and FF&E, in the ordinary course of business, that Manager deems necessary or appropriate for the proper operation and maintenance of the Facility in accordance with Manager’s Standards and otherwise in accordance with this Agreement and the Approved Budget.

(j) Except as otherwise provided in any Loan Documents, open and maintain the bank accounts as required by this Agreement.

(k) Prepare and deliver to Owner the Proposed Budget, the reports and financial statements required pursuant to Article VI (the “Monthly Reports”) and such other information as required by this Agreement.

(l) Plan, execute and supervise repairs and maintenance at the Facility.

(m) Procure and maintain insurance in accordance with Article XII.

(n) Operate the Facility in compliance with any Facility Mortgage, and, promptly after obtaining knowledge of the same, notify Owner of any notice of violations or default under any Facility Mortgage. Notwithstanding the foregoing sentence, so long as no Affiliate of Manager holds a direct or indirect ownership interest in Owner, Manager shall have the obligation to comply with the provisions of any Facility Mortgage only to the extent that Owner has provided written notice to Manager of the terms of the Facility Mortgage with which Owner requires Manager to comply with and such terms do not prevent Manager from operating the Facility in compliance with Legal Requirements and Manager’s Standards. In all events, Manager shall only have the obligation to comply with the provisions of any Facility Mortgage to the extent that there are sufficient funds available to Manager out of Gross Revenues or otherwise provided by Owner to cover the costs and expenses incurred by Manager in connection with the compliance by Manager with the terms of the Facility Mortgage.

(o) Conduct such other operations from time to time as may be required under this Agreement.

4.04. Manager’s Home Office Employees. As part of the provision of the services provided by Manager, Manager shall from time to time make its employees who are not working directly at the Facility (the “Home Office Employees”) available to the on-site management staff for consultation and advice related to the Facility (exclusive of the Facility Shared Services). Home Office Employees include Manager’s home office staff and staff at other facilities managed by Manager and its Affiliates with experience in areas such as accounting, budgeting, finance, human resources, construction, development, marketing, food service and purchasing. Owner may reasonably request such services, but the decision to provide Home Office Employees shall be within the reasonable discretion of Manager. Except as provided with respect to Facility Shared Services, which shall be a Facility Expense hereunder, the services of Home Office Employees shall be provided at no additional charge to Owner. Should Owner request a type, form or level of service that Home Office Employees do not provide in the normal course of operations to carry out the scope of services described in this Agreement and which do not constitute a Facility Shared Service hereunder, Manager shall (1) provide such services by Home Office Employees for an additional cost to be agreed to in advance by Manager and Owner, which cost shall be a Facility Expense, or (2) if such services cannot be provided by Manager’s Home Office Employees or if Manager and Owner cannot agree on the cost thereof, and Owner so directs Manager in writing, use commercially reasonable efforts to locate and contract for such services from outside consultants, the cost of which shall be a Facility Expense.

4.05. Personnel Administration. The personnel at the Facility shall be employed by Manager, and the salaries, costs and benefits of such employees shall be Facility Expenses. Manager shall be responsible for recruiting, hiring, training, promoting, assigning, supervising and discharging the personnel of the Facility and shall be responsible for the formulation, implementation, modification and administration of wage scales, rates of compensation, employee insurance, employee taxes, in-service training, attendance at seminars or conferences, staffing schedules, job descriptions and personnel policies with respect to the personnel of the Facility in accordance with the Approved Budget.

4.06. Purchasing. Manager shall use, on behalf of the Facility, such purchasing systems and procedures developed by or otherwise available to Manager for all items that are consistent with the Approved Budget. Any purchase by Manager made pursuant to or otherwise ancillary to this Agreement shall be made with Manager acting for and at the expense of the Facility or Owner. Owner acknowledges that Manager is not a merchant and thus is not making any representations or warranties with respect to the goods or services purchased by Manager for use at the Facility, implied or otherwise. In the event that Manager receives any competitive discounts or rebates due to its relationships with vendors, Manager covenants to allocate a fair and reasonable portion of any such discounts or rebates to the Facility in order to reduce Facility Expenses.

4.07. Resident Agreements. Owner acknowledges and agrees that it has received from Manager the forms of resident agreement, resident lease or resident occupancy agreement contemplated to be used by Manager at the Facility and has approved such forms. Manager shall act on behalf of Owner in executing resident agreements, resident leases and resident occupancy agreements and amendments and renewals thereof, substantially in the form of the form approved by Owner as of the Effective Date with any changes to such form as Manager may determine in its discretion to be necessary or desirable for the operation of the Facility, provided that such changes meet Legal Requirements and Manager’s Standards. Notwithstanding the immediately preceding sentence, in the event any changes to any resident agreement, resident lease or resident occupancy agreement would result in a materially adverse consequence to Owner, Manager shall obtain the approval of Owner in connection with such changes.

4.08. Ancillary Activities. Manager and/or its Affiliates shall have the right, to utilize the Facility for ancillary activities the revenues from which will not be included in Gross Revenues, so long as (i) any such ancillary activities are separately contracted for by Manager and/or its Affiliates and outside the scope of the assisted living and independent living services being provided to Residents in the Manager’s System (such as providing rehabilitation, hospice or other intensive care services to certain Residents), (ii) such ancillary activities are outside the scope of the services being provided to Residents on a usual basis, (iii) no such ancillary activities impair the health and safety of the Residents or the quality of services provided to them by Manager under this Agreement, (iv) Owner receives a fair market rental and reimbursement for any space or equipment in the Facility being utilized or utilities being consumed in connection therewith, (v) no employees of Manager whose salaries and benefits are being paid by Owner shall be utilized in the conduct of any ancillary activities and (vi) any such ancillary activities would not have a materially adverse economic impact on the Facility. The foregoing shall not prohibit employees at the Facility from making referrals to prospective Residents to more appropriate services, and receiving fees for such referrals to the extent referral fees are permitted under applicable federal, state and local laws, provided that Manager demonstrates to Owner’s reasonable satisfaction that such ancillary activities may be reasonably expected to provide long-term benefit to the business of the Facility. For example, but not by way of limitation, the referral of a prospective Resident to an at-home care program, where such prospective Resident is not yet in need of assisted living or independent living services, provides contact and marketing opportunities which encourage the individual to become a Resident on a later date when assisted living or independent living services are appropriate. No program shall be established where it is more beneficial to refer an individual to a different service than to have the individual become a Resident. In connection with the delivery of the Proposed Budget in accordance with Section 7.01 Manager shall deliver a written or oral notice to Owner describing Manager’s anticipated ancillary activities during the fiscal year to which the Proposed Budget pertains. If Owner believes that a proposed ancillary activity is in violation of this Section 4.08 and Owner refuses to consent to such ancillary activity, then Owner shall have the right to submit the dispute to Arbitration in accordance with Section 18.17.

4.09. Notice of Licensure Issues. If Manager receives a notice from a Governmental Authority which presents or reasonably would be expected to present a threat to the continued licensure of the Facility, Manager shall promptly provide Owner with a copy of such notice.

ARTICLE V

COLLECTIONS AND PAYMENTS; GROSS REVENUE DISTRIBUTION; OD LOAN;

CREDITS AND COLLECTIONS; WORKING CAPITAL; IMPOSITIONS

5.01. Collections and Payments. Manager shall be responsible for collecting all Gross Revenues and fees billed to Residents and for paying Facility Expenses as agreed in the Approved Budget.

5.02. Manager Pooling Agreement. So long as the Facility is subject to the Manager Pooling Agreement, in each Fiscal Year, Gross Revenues shall be distributed, to the extent available, as provided in the Manager Pooling Agreement and the provisions of Section 5.03 shall not apply.

5.03. Distribution of Gross Revenues; OD Loan.

(a) Distributions. For any period during which the Facility is not subject to the Manager Pooling Agreement, no later than the twentieth (20th) day following the end of each Accounting Period, the following items shall be paid by Manager from Gross Revenues, to the extent cash, revenues and receipts derived from operating the Facility are on hand and available with respect to such Accounting Period, in the following order of priority:

(1) pay Facility Expenses (including the Base Management Fee) payable during such Accounting Period,

(2) transfer into the FF&E Reserve those amounts required to be deposited into the FF&E Reserve pursuant to this Agreement, plus any FF&E Reserve Balance,

(3) pay Debt Service under the Facility Mortgage,

(4) pay any outstanding principal and accrued interest under any OD Loan,

(5) pay the remainder of the Gross Revenues, to Owner.

If and to the extent cash, revenues and receipts on hand and available are insufficient to satisfy the foregoing distribution, such deficiency shall be paid on the next distribution date on which cash, revenues and receipts on hand are sufficient to pay such distribution. In determining the amount of Gross Revenues available for distribution pursuant to Section 5.03(a), Manager shall use the accrual method of accounting. If at any time, including pursuant to the annual audit, Manager or Owner establishes that the distributions made pursuant to this subsection (a) with respect to a particular Accounting Period have not been correctly made, each party agrees that it will pay the appropriate amount to the other party to correct any mistakes; provided that there shall be no such obligation after the conclusion of two consecutive annual audits of the particular Accounting Period. All monthly distributions under this Section 5.03 shall initially be based upon the aggregate results anticipated as reflected in the Approved Budget for the Facility. If actual results vary from the Approved Budget, then Manager shall adjust the distributions of Gross Revenues based on its good faith estimate of anticipated results for the remainder of the full Fiscal Year, which estimate shall be based on actual year-to-date performance, and subject to ongoing cumulative reconciliation and repayment, if applicable, on a quarterly basis, to be conducted by Manager. For any period during which the Facility is not subject to the Manager Pooling Agreement, if the portion of Gross Revenues to be paid pursuant to Sections 5.03(a)(1), (2), (3), and (4) above is insufficient in any Fiscal Year to pay such amount in full for such Fiscal Year, any amount left unpaid shall accrue beyond such Fiscal Year and if Owner does not promptly fund such deficit as it relates to payments for Sections 5.03(a)(1), (2) and (3), Manager may (but shall have no obligation to) fund such deficit pursuant to an OD Loan.

(b) OD Loan. If, during any Accounting Period, Gross Revenues during such period are insufficient to pay the amounts set forth in Section 5.03(a)(1), (2) and (3) in full for such period, Owner shall fund any such shortfall within ten (10) days after notice from the Manager of such shortfall. If Owner shall fail to fund any such shortfall, such failure shall be an Event of Default by Owner under this Agreement. Nevertheless, Manager or an Affiliate of Manager shall have the right (but not the obligation) to advance the necessary funds to cover such shortfall and such funds shall be deemed to be a loan to Owner (the “OD Loan”). The OD Loan will initially bear no interest, will be unsecured and will be repayable by Owner to Manager or an Affiliate of Manager within thirty (30) days after written notice of the amount of the OD Loan is delivered to the Owner. Thereafter, if the OD Loan remains unpaid following the expiration of such thirty (30) day period, Manager shall have the right to withdraw an amount equal to the OD Loan (including accrued interest) pursuant to Section 5.03(a) above. In addition, Manager shall have the right, but not the obligation, to offset any unpaid OD Loan amounts against any amounts owed to Owner as a Cure Amount under Section 2.1(c) of the Manager Pooling Agreement. The outstanding principal amount of the OD Loan shall bear interest at the rate of Interest accruing from the 31st day after funding until its repayment based on a 360 day year for the actual number of days elapsed.

5.04. Credits and Collections. Manager shall install credit and collection policies and procedures, and Manager shall institute reasonable steps necessary to effectuate monthly billing by the Facility, and the collection of accounts and monies owed to the Facility. This also includes the institution of legal proceedings in the name of Owner, Manager and/or the Facility to collect such accounts or to enforce the rights of Owner or Manager as creditor under any contract in connection with the rendering of any service or the purchase of any goods, if necessary after Manager has used commercially reasonable efforts to collect such accounts, or to enforce such rights without the institution of such proceedings. Any and all reasonable costs and/or fees charged by a third party in connection with the collections and/or enforcement set forth in this Section shall be included in Facility Expenses.

5.05. Depositories for Funds.

(a) Manager shall maintain accounts and investments in such banks, savings and loan associations, and other financial institutions designated by Manager and reasonably approved by Owner. These accounts shall be in Manager’s name as agent for Owner, and withdrawals from such accounts shall be made solely by representatives of Manager whose signatures have been authorized to access the accounts, and the Manager shall be responsible for reimbursement of any amounts misappropriated from such accounts by its employees. These accounts shall be segregated from other of Manager’s accounts and investments. Manager shall maintain such balances therein as Manager shall deem appropriate, taking into account the cash flow management needs of the Facility and the disbursement from such accounts of such amounts of the Facility’s funds as Manager shall from time to time reasonably determine to be appropriate in the discharge of the responsibilities of Manager under this Agreement, as well as remaining in accordance with the Approved Budget. Any interest earned on the amounts in such funds (but not in the FF&E Reserve) shall be treated as Gross Revenues of the Facility. It is Owner’s responsibility to provide the funds needed to operate the Facility in a manner designed to meet the mutual goals of Owner and Manager set forth in Section 2.02 above, consistent with the terms of this Agreement. Upon Owner’s request, Manager shall provide to Owner a list of all bank accounts maintained by Manager with respect to the Facility. Reasonable petty cash funds shall be maintained at the Facility.

(b) Notwithstanding anything to the contrary contained herein, all accounts and investments maintained by Manager or Owner hereunder shall be subject to the terms and conditions of any Loan Documents. In the event of any conflict between the Loan Documents and this Agreement with respect to such accounts or investments, the Loan Documents shall govern.

5.06. Working Capital.

(a) As used herein, “Working Capital” means assets which are reasonably necessary and used for the day-to-day operation of the Facility’s business, including, without limitation, amounts sufficient for the maintenance of petty cash funds, amounts deposited in operating bank accounts, receivables, prepaid expenses, and funds required to maintain inventories and pay all Facility Expenses as they become due, less accounts payable and accrued current liabilities. Owner shall be responsible for ensuring that Manager has sufficient Working Capital at all times for operation of the Facility in accordance with the Approved Budget and in accordance with Manager’s Standards.

(b) During the period that the Facility is subject to the Manager Pooling Agreement, the Manager Pooling Agreement shall apply for determining Working Capital needs of the Facility.

(c) Manager will manage the Working Capital of the Facility prudently and in accordance with the Approved Budget. During the period that the Facility is not subject to the Manager Pooling Agreement, if Manager reasonably determines that levels of Working Capital drop below levels generally consistent with Manager’s Standards and as are reasonably required to satisfy Manager’s Standards, Manager may submit to Owner an estimate of additional Working Capital needed, together with reasonable backup explaining the cause for such shortfall. Owner shall provide such additional Working Capital to Manager no later than fifteen (15) days after receipt of a written request for the same, and shall give notice to Manager within five (5) Business Days after receipt of such written request if Owner disputes the need for such additional Working Capital. In the event that Owner disputes Manager’s request for additional Working Capital, the dispute will be resolved exclusively by arbitration pursuant to Section 18.17. Either party may initiate such arbitration. Owner shall pay such disputed additional Working Capital to Manager to be held in escrow by Manager until such time as the arbitrator renders its decision and Owner shall disburse any undisputed amount directly to Manager to be used as additional Working Capital.

(d) Any Working Capital provided by Owner shall remain the property of Owner throughout the Term of this Agreement. Working Capital shall be available for use by Manager in accordance with this Agreement. Upon termination of this Agreement, Owner shall retain any of its unused Working Capital.

5.07. Impositions.

(a) All Impositions (defined below) which accrue during the Term of this Agreement (or are properly allocable to such Term under GAAP) shall be paid by Manager from Gross Revenues, as a Facility Expense, before any fine, penalty or interest is added thereto or lien placed upon the Facility or this Agreement, unless payment thereof is stayed; provided, however, that nothing herein shall impose upon Manager responsibility for funding payment of Impositions from Manager’s own funds. Owner shall within five (5) Business Days after the receipt of any invoice, bill, assessment, notice or other correspondence relating to any Imposition, furnish Manager with a copy thereof. Owner may initiate proceedings (or direct Manager to initiate proceedings) to contest any Imposition (in which case each party agrees to sign the required applications and otherwise cooperate with the other party in expediting the matter), and all reasonable costs of any negotiations or proceedings with respect to any such contest shall be paid from Gross Revenues and shall be a Facility Expense.

(b) The term “Impositions” means all levies, taxes, assessments and similar charges, including, without limitation, the following: real estate taxes, sales taxes, goods and services taxes, all water, sewer or similar fees, rents, rates, charges, excises or levies, vault license fees or rentals; license fees; inspection fees and other authorization fees and other charges by a Governmental Authority of any kind or nature whatsoever, whether general or special, ordinary or extraordinary, foreseen or unforeseen, or hereinafter levied or assessed of every character (including all interest and penalties thereon), which at any time during or in respect of the Term of this Agreement may be assessed, levied, confirmed or imposed on Owner or Manager with respect to the Facility or the operation thereof, or otherwise in respect of or be a lien upon the Facility (including, without limitation, on any of the inventories or Household Replacements now or hereafter located therein). Impositions shall not include any of the following: (1) any income or franchise taxes payable by Owner or Manager, or (2) any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, all of which shall be paid solely by the party against whom such expense was assessed, not from Gross Revenues or any other funds generated by or held with respect to the Facility. Notwithstanding the foregoing, any Impositions resulting from Manager’s gross negligence or willful misconduct, or fines or penalties imposed due to Manager’s failure to correct a noticed deficiency prior to the imposition of a fine (provided that reasonable notice and time to cure was given), or as a result of a repeat of a prior violation for which Manager was cited in the prior twelve (12) month period, shall be paid by Manager from its own funds and not as a Facility Expense, provided that Manager shall not be responsible for Impositions if Manager’s fault for such Impositions (i) is caused by an Event of Default by Owner, (ii) is caused by lack of funding by Owner, or (iii) is a result of the fact that Owner did not follow Manager’s recommendations for establishing sufficient funds in the Approved Budget. In the event that Manager and Owner disagree as to whether an Imposition is appropriate for reimbursement as a Facility Expense, the dispute will be resolved exclusively by arbitration pursuant to Section 18.17. Either party may initiate such arbitration.

ARTICLE VI

FINANCIAL RECORDS

6.01. Accounting and Financial Records. Manager shall, at its own expense, establish and administer accounting procedures and controls and systems for the development, preparation and safekeeping of records and books of accounting relating to the business and financial affairs of the Facility, including payroll, accounts receivable and accounts payable, and shall prepare monthly, quarterly and annual financial reports (including profit and loss statements) in accordance with the requirements of Exhibit C-1 attached hereto. Such interim reporting shall compare monthly and year-to-date results with the Approved Budgets. Manager shall prepare annual financial reporting in accordance with GAAP and reasonably cooperate with the Accountants in the annual audit. Manager shall also cooperate with Owner to provide any third-party lenders on the Facility with any reasonable Facility related financial information required by such third-party lenders under the terms of any loan secured by a Facility Mortgage, provided that Manager shall receive reasonable additional compensation for any different reporting formats required. If required by such third-party lenders, Manager shall certify such reports as true and correct in all material respects. The reasonable costs of the annual audit shall be a Facility Expense.

6.02. Reports. In addition to the Monthly Reports, Manager shall keep Owner informed as to the financial status, condition, and operation of the Facility and as to any State or local reporting requirements in connection with the licenses and permits necessary for Manager to operate the Facility, with written reports and such other or special reports as Manager may from time to time determine are necessary or which Owner may reasonably request. From and after such time Sunrise Senior Living Investment, Inc. (“SSLII”) is no longer required to deliver to CHT SL IV Holding, LLC (“CHT”) a quarterly certification under that certain Delegation Agreement, dated as of the date hereof, between SSLII and CHT, Manager shall also provide Owner, within twenty (20) days following the end of each quarter during the Fiscal Year, a quarterly certification in the form set forth on Exhibit C-2 attached hereto. So long as Owner is indirectly owned by SSLII and/or CHT, Manager shall maintain a system of internal controls necessary for SSLII’s and CHT’s Sarbanes-Oxley certifications in the manner currently maintained by Manager.

6.03. Access; Audit. Owner shall have the right at least three (3) business days notice to Manager and at all reasonable times during the usual business hours of the Facility, to audit, examine and make copies of books of account maintained by Manager with respect to the Facility. Such right may be exercised through any agent or employee designated by Owner or by the Accountants. Further, at the end of the Term of this Agreement, or upon other termination of this Agreement, as provided herein, copies of all books and records kept for the Facility, including all records kept on electronic media, and accounts and funds belonging to each Facility, are to be promptly delivered to Owner in a form readable by generally available software. Manager shall have the right to locate any and all books of account and other records maintained by Manager with respect to the Facility either at Manager’s corporate office, located in McLean, Virginia or at the Facility. In the case of books of account and other records located at Manager’s corporate office, Manager shall make adequate space available to Owner at Manager’s corporate office to audit, examine and make copies of such books of account and other records, and Manager shall be under no obligation to relocate such records to the Facility for Owner’s review. In the event of any such audit, the final accounting shall be controlling over any interim accountings and the parties agree to make any necessary corrective financial adjustments determined by any such audit.

ARTICLE VII

ANNUAL OPERATING BUDGET

7.01. Annual Operating Budget. (a) Manager shall, within the time limits set forth on Exhibit C-1, deliver to Owner (i) a draft annual operations budget for the next Fiscal Year for the Facility in the form attached hereto as Exhibit D (the “Proposed Budget”), for Owner’s approval, (ii) an estimate, on an Accounting Period basis, of Gross Revenues and Facility Expenses, and (iii) an explanation of anticipated changes to resident charges, payroll rates and positions, non-wage cost increases, the proposed methodology and formula employed by Manager in allocating the cost of Facility Expenses, a line-item detail of any shared Facility Expenses, and all other factors differing from the then current Fiscal Year. The Proposed Budget shall be considered by the Owner and, upon consultation with Manager, a final annual operations budget (the “Approved Budget”) shall be approved based on the Proposed Budget. If there is a delay in the finalization of a new Approved Budget, or if the Proposed Budget is not approved as aforesaid, Manager shall operate the Facility pursuant to the prior Fiscal Year’s Approved Budget, increased by the greater of (i) three and one-half percent (3.5%) or (ii) any increase in the Index, until the Proposed Budget is approved by Owner. The amount of the Index increase for each Fiscal Year shall be determined by multiplying the Approved Budget for the previous Fiscal Year by a fraction, the numerator of which shall be (i) the Index most recently published immediately prior to the next Fiscal Year, minus (ii) the Index most recently published immediately prior to the immediately preceding Fiscal Year, and the denominator of which shall be the Index most recently published immediately prior to the immediately preceding Fiscal Year. Mathematically, the Index increase calculation may be expressed as (current Index - last year Index) ÷ last year Index. Provided that Manager is not an Affiliate of a Person holding a direct or indirect ownership interest in Owner, if consensus cannot be reached between the parties as to the Proposed Budget within sixty (60) days of Owner’s receipt of the Proposed Budget, the dispute will be resolved exclusively by arbitration pursuant to Section 18.17 (it being acknowledged that if Manager is an Affiliate of a Person holding a direct or indirect ownership interest in Owner, such dispute will be resolved subject to and in accordance with the JV Agreement). Either party may initiate such arbitration. Manager shall use commercially reasonable efforts to adhere to the Approved Budgets, it is understood, however, that the Approved Budget is only a projection by Manager of estimated results and that various circumstances such as, but not limited to, the cost of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make achievement of the Approved Budget impracticable or not obtainable. Except for expenditures necessary to satisfy any Emergency Requirements, Manager will secure Owner’s prior approval if actual aggregate annual expenditures exceed the aggregate annual expenditures set forth in the Approved Budget by more than 10% (the “Permitted Variance”). Notwithstanding the foregoing, Owner’s approval shall not be required if such excess actual aggregate annual expenditures (in excess of 10%) results in a Net Operating Income margin consistent with that in the Approved Budget for the applicable year. Notwithstanding anything contained herein to the contrary, any references to actions of Manager being “in accordance with the Approved Budget” or words of similar import shall mean the Approved Budget as adjusted by the Permitted Variance.

ARTICLE VIII

ENVIRONMENTAL MATTERS

8.01. Owner Responsibility and Indemnification. In the event of the discovery of non-compliance with any Environmental Law related to Hazardous Materials (as defined below) on any portion of the Facility during the Term of this Agreement, Owner shall promptly remedy such matter to achieve compliance, including if required the removal of such Hazardous Materials, together with all contaminated soil and containers and shall otherwise remedy the problem in accordance with all Environmental Laws, except Manager shall bear the costs of such remediation at its own cost and expense if and to the extent such problem is the result of Manager’s gross negligence or willful misconduct. Owner shall indemnify, defend and hold harmless Manager, its stockholders, members, partners, trustees, directors, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to their interest in the Facility (collectively, the “Manager Indemnitees” and, individually, a “Manager Indemnitee”) for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, fines, penalties, expenses, loss, costs, liability and damage (including, without limitation, engineers fees, attorneys’ fees and expenses and the cost of litigation) arising from the aforementioned non-compliance with Environmental Laws; and this indemnification obligation of Owner shall survive for one (1) year after termination of this Agreement. This duty includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence of Hazardous Material in, upon or under the soil or ground water of the Facility in violation of any Environmental Law prior to the expiration or sooner termination of this Agreement. Owner shall undertake any litigation defense through its own legal counsel (at its sole cost and expense) of any indemnification duties arising from this Section 8.01. If Manager determines that the Manager Indemnitee’s interests in the outcome of such litigation conflicts with Owner’s interest, Manager shall have the right to participate in any litigation defense through its own legal counsel at Owner’s sole cost and expense, provided that Owner shall not be liable for any attorney fees incurred by Manager and Manager Indemnitees if it is determined by a judicial, administrative or arbitral proceeding that the presence of Hazardous Materials (which served as the basis of the Environmental Law violation) was caused by Manager’s gross negligence or willful misconduct (with no contributory negligence or willful misconduct on the part of Owner), in which case Manager shall be responsible for both its own and Owner’s legal costs and expenses incurred in connection with this Section 8.01. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to Residents, invitees or employees of the Manager or the Facility. All costs and expenses of the aforesaid removal of Hazardous Materials from the Facility and of the aforesaid compliance with all Environmental Laws shall be paid as a Facility Expense or from the FF&E Reserve (and Owner shall promptly replenish the FF&E Reserve to the extent funds from the FF&E Reserve were used in connection with any such action). Any amounts paid to Manager pursuant to the indemnity set forth in this Section 8.01, shall be paid by Owner from its own funds not as a Facility Expense nor from the FF&E Reserve.

8.02. Manager Responsibility and Indemnity. To the extent not otherwise covered by insurance maintained by either Manager or Owner, Manager shall protect, indemnify and hold harmless Owner, its stockholders, members, partners, trustees, directors, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to their interest in the Facility (collectively, the “Owner Indemnitees” and, individually, a “Owner Indemnitee”) for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, fines, penalties, expenses, loss, costs, liability and damage (including, without limitation, engineers fees, attorneys’ fees and expenses and the cost of litigation) imposed upon, incurred by or asserted against any Owner Indemnitee resulting from, either directly or indirectly, the presence during the Term in, upon or under the soil or ground water of the Facility or any properties surrounding the Facility of any Hazardous Materials in violation of any Environmental Law, to the extent that any of the foregoing arises by reason of the gross negligence or willful misconduct of Manager, except to the extent the same also arises from the negligence or wrongful conduct of a third party or any other Owner Indemnitee. This duty includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence prior to the expiration or sooner termination of this Agreement of Hazardous Materials in, upon or under the soil or ground water of the Facility in violation of any Environmental Law. Upon written notice from the indemnified party and any other of the Owner Indemnitees, Manager shall undertake any litigation defense through its own legal counsel (at its sole cost and expense) of any indemnification duties set forth under this Section 8.02. If Owner determines that the Owner Indemnitee’s interests in the outcome of such litigation conflicts with Manager’s interest, Owner shall have the right to participate in any litigation defense through its own legal counsel at the sole cost and expense of Manager, provided that Owner shall be liable for any and all attorney fees incurred by Manager and the Owner Indemnitees if it is determined by a judicial, administrative or arbitral proceeding that the presence of Hazardous Materials (which served as the basis of the Environmental Law violation) was not caused by Manager’s gross negligence or willful misconduct. The Owner and Indemnities, at their own expense, will cooperate fully with Manager. The indemnity obligation of Manager set forth in this Section 8.02 shall survive for one (1) year after termination of this Agreement.

8.03. Notice. Each party shall undertake reasonable efforts to notify the other party concerning the non-compliance of any Environmental Law or presence of any Hazardous Materials on or under the Facility of which the notifying party has knowledge; provided, however, that, except to the extent permitted by Section 18.10 below, the parties shall otherwise maintain such information confidential.

8.04. Obligation to Comply. Manager agrees to take all reasonable actions necessary to comply with all requests of lenders and insurers and with all Legal Requirements including implementing any and all remedial or preventative maintenance programs as circumstances may reasonably require to comply with any and all Environmental Laws. All such costs shall be paid as a Facility Expense to the extent they are typical and ordinary maintenance expenses, but if such costs are extraordinary in nature or should be properly treated as a capitalized expense, Owner shall bear such costs and shall promptly pay such expenses.

ARTICLE IX

OTHER FINANCIAL MATTERS

9.01. Charges. As part of the Approved Budget and at other times as determined by Manager, Manager will establish the overall rate structure of the Facility, including, without limitation, residency room charges, charges for all ancillary services, and charges for supplies, medication, and special services performed by Facility personnel. All such charges shall take into account the financial obligations of the Facility, the level of rates at other comparable facilities, and the importance of providing housing, services and care at a competitive rate, all considered in a manner most likely to achieve the goals set forth in Section 2.02 above.

9.02. Tax Status. Subject to the provisions of this Agreement, Manager shall use its reasonable efforts to cause the Facility to be operated in a manner to assure that Owner and the Facility receive all benefits of Federal, State, county, municipal and city or district tax exemptions and/or credits available thereto. Manager shall provide Owner reasonably available data in its possession, or otherwise reasonably available to Manager, relating to the Facility which Owner may need for the preparation of Federal and State tax returns. Manager shall provide such information upon request by Owner and in a timely manner so that Owner shall have sufficient time to prepare and file any necessary tax returns. Manager shall not be responsible for the preparation of any of Owner’s tax returns.

9.03. Employee Withholding. Manager shall use commercially reasonable efforts to comply with all applicable local, State and Federal requirements concerning the withholding of taxes from employee wages.

ARTICLE X

GENERAL COVENANTS AND OWNER AND MANAGER OBLIGATIONS

10.01. Owner’s Obligations. Owner hereby agrees to comply with all of the applicable provisions of this Agreement and to perform all obligations of Owner as otherwise set forth herein. Owner further agrees to take all steps reasonably necessary to facilitate Manager’s provision of management services hereunder in accordance with the terms of this Agreement and Manager’s Standards, and to ensure, consistent with the provisions herein, that Owner, and Owner’s employees and agents, provide necessary assistance and cooperation to Manager in connection therewith.

10.02. Manager’s Obligations. Manager hereby agrees to comply with all of the provisions in this Agreement and to perform all obligations of Manager as otherwise set forth herein.

10.03. Quiet Enjoyment. Owner covenants that, so long as Owner has not terminated this Agreement by reason of (a) an Event of Default by Manager under this Agreement, or (b) the exercise by Owner of any right of Owner to terminate this Agreement under any other Section of this Agreement, Manager shall quietly hold, occupy and enjoy the Facility throughout the Term hereof free from hindrance or ejection by Owner or other party claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupancy except those resulting from any act or failure to act on the part of Manager in violation of this Agreement. Nothing set forth in the preceding sentence, however, shall be deemed to create a recourse obligation by Owner to pay any payment or charge pursuant to a contract that is otherwise, by its terms, non-recourse to Owner.

10.04. Financing of the Facility.

(a) Facility Mortgage. Manager shall use commercially reasonable efforts to cooperate with Owner, as may be reasonably requested by Owner, in its efforts to obtain financing or replacement financing (a “Financing”) for the Facility on favorable terms (e.g., providing prospective lender with information about Manager generally available to the public from a publicly traded company). Owner shall have the right to encumber all of the assets that comprise the Facility, any part thereof, or any interest therein, including the common elements on which the Facility is located, the Facility building and all improvements thereto and all FF&E and equipment and operating supplies placed in or used in connection with the operation of the Facility as contemplated in any Facility Mortgage that is entered into by Owner, provided that any Mortgagee under such Facility Mortgage grants reasonable non-disturbance to Manager, further provided that the Facility Mortgage shall not allow such Mortgagee to use any Working Capital or FF&E Reserve amounts to pay debt service on the Facility Mortgage as such Working Capital and FF&E Reserve amounts shall be used exclusively for the operation of the Facility.

(b) Owner Consent. If the loan documents executed in connection with a Financing or any subordination, non-disturbance and attornment agreement executed by Manager in connection with the Financing (the “Loan Documents”) contain provisions requiring Manager (upon default under the Financing or upon various other stipulated conditions) to pay certain amounts which are otherwise due to Owner under the Management Agreement (after the payment of Facility Expenses) to the lender or its designee (rather than to Owner), Owner hereby gives its consent to such provisions, which consent shall be deemed to be irrevocable until the entire Financing debt secured by the Facility has been discharged.

(c) Modification of Manager’s Obligations. The parties acknowledge that a lender under a proposed Financing may impose requirements on the operations of the Facility that exceed those or are different from those set forth in this Agreement or the Manager Pooling Agreement pursuant to the terms and conditions of the Loan Documents. Manager shall comply with those obligations under the Loan Documents that are within the scope of Manager’s duties under this Agreement or the Manager Pooling Agreement, and execute an amendment to this Agreement or the Manager Pooling Agreement reflecting any additional obligations or duties required by the Loan Documents but only to the extent that (i) any additional duties or obligations shall be subject to Manager’s reasonable ability to perform, (ii) no budgetary or other restriction which might be imposed by any lender shall in any way impair Manager’s ability to maintain all appropriate licenses for the Facility nor expose Manager to any potential liability for inadequate care, (iii) adequate funds are provided to Manager (either by the Facility’s cash flow or by Owner), and (iv) such additional duties or obligations do not diminish the formula for the fees or reimbursements becoming due to Manager under this Agreement or the Manager Pooling Agreement and do not otherwise (A) adversely affect Manager’s rights and interests under this Agreement or the Manager Pooling Agreement or (B) create any additional liabilities or obligations on the part of Manager under this Agreement or the Manager Pooling Agreement.

ARTICLE XI

REPAIRS, MAINTENANCE AND REPLACEMENTS

11.01. Routine Repairs and Maintenance. Manager shall maintain the Facility in good repair and condition and in conformity with applicable Legal Requirements (or in conformity with Manager’s Standards, if higher), and shall make or cause to be made such routine maintenance, repairs and minor alterations, and Emergency Expenditures which are not capitalized under GAAP, the cost of which can be expensed under GAAP, as it, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and treated as a Facility Expense in determining Net Operating Income. All repairs shall be made in a good, workmanlike manner, consistent with Manager’s Standards, in accordance with all applicable Legal Requirements relating to such work.

11.02. FF&E Reserve and Routine Expenditures.

(a) FF&E Reserve. Manager, on behalf of Owner, shall establish an interest bearing reserve account (the “FF&E Reserve”) at a bank designated by Owner to cover the cost of the following (collectively “Routine Expenditures”). All interest earned on the funds in the FF&E Reserve shall be added to and shall remain a part of the FF&E Reserve. Such account shall be established in Owner’s name and control for the purposes set forth in this Agreement. All funds in the FF&E Reserve, all interest earned thereon and all property purchased with funds from the FF&E Reserve shall be and shall remain the property of Owner:

(1) Replacements, renewals and additions to the Facility’s FF&E as required to meet Manager’s Standards and Legal Requirements; and

(2) Certain routine refurbishments to the Facility buildings as required to meet Manager’s Standards and Legal Requirements and which are normally capitalized under GAAP such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, but which are not Non-Routine Capital Expenditures.

(b) Throughout the Term, Manager shall transfer into the FF&E Reserve one twelfth (1/12) of the FF&E Reserve Payment each Accounting Period.

(c) Manager shall submit by November 30th of each Fiscal Year an estimate (the “FF&E Estimate”) of the expenditures necessary for (i) replacements, renewals and additions to the Facility’s FF&E described in Section 11.02(a)(1), and (ii) repairs to the Facility of the nature described in Section 11.02(a)2, during the ensuing Fiscal Year, and shall submit such FF&E Estimate to Owner for its review. Manager will at all times give good faith consideration to Owner’s suggestions regarding any FF&E Estimate. In the event that such FF&E Estimate projects a deficit in the FF&E Reserve, Owner and Manager will work together in good faith to prepare an alternate estimate which will reduce or eliminate such deficit, but also take into account the needs of the Facility. All expenditures from the FF&E Reserve will be both reasonable and necessary, given the objective that the Facility will be maintained and operated in accordance with Manager’s Standards.

(d) Manager shall from time to time make such (1) replacements, renewals and additions to the Facility’s FF&E described in Section 11.02(a)(1), and (2) repairs to the Facility of the nature described in Section 11.02(a)(2), as it deems necessary, provided that Manager shall not expend more than the balance in the FF&E Reserve without the prior approval of Owner. Manager will endeavor to follow the applicable FF&E Estimate, but shall be entitled to depart therefrom, in its reasonable discretion, provided that (A) such departures from the applicable FF&E Estimate result from circumstances which could not reasonably have been foreseen at the time of the submission of such FF&E Estimate or (B) such departures from the applicable FF&E Estimate result from circumstances which require prompt repair and/or replacement or are necessary to comply with Legal Requirements or Emergency Requirements. Following any such departures that exceed the FF&E Estimate by more than ten percent (10%) in the aggregate, Manager shall submit to Owner a revised FF&E Estimate for the balance of the Fiscal Year for Owner’s approval, not to be unreasonably withheld. At the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be retained in the FF&E Reserve and shall be carried forward to the next Fiscal Year.

(e) Upon a sale of the Facility, funds in the FF&E Reserve will not be affected (or, if withdrawn, Owner will require that funds in the FF&E Reserve will be replaced by the purchaser of the Facility) and all dispositions of such funds (both before and after such sale of the Facility) will continue to be made exclusively pursuant to the provisions of this Agreement. Proceeds from the sale of FF&E no longer necessary to the operation of the Facility shall be deposited in the FF&E Reserve, as shall any interest which accrues on amounts placed in the FF&E Reserve. Neither (i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the FF&E Reserve, shall either (x) result in any reduction in the required contribution to the FF&E Reserve set forth in subsection (b) above or (y) be included in Gross Revenues. Manager shall be authorized to lease (rather than purchase) shuttle vans, postal machines, photocopiers and other office equipment. Lease payments with respect to such leases shall be paid from Gross Revenues and will be a Facility Expense if it is an operating lease; if it is a capital lease, lease payments shall be paid from the FF&E Reserve. It is understood that Manager shall not be required to guarantee or otherwise stand behind any lease obligations of Owner.

(f) FF&E Reserve Payments. The amount of the annual FF&E Reserve payment (the “FF&E Reserve Payment”) shall be One Thousand Dollars ($1,000.00) per unit per annum during the period commencing on the Effective Date and ending on the day immediately preceding the first anniversary of the Effective Date. On each anniversary of the Effective Date (each, an “Adjustment Date”), the FF&E Reserve Payment shall be increased by any increase in the Index during the preceding 12 month period, as determined calculating a fraction, the numerator of which shall be (A) the Index most recently published immediately prior to the particular Operating Year in question, minus (B) the Index most recently published immediately prior to the immediately preceding Operating Year, and the denominator of which shall be the Index most recently published immediately prior to the immediately preceding Operating Year. Mathematically, the Index increase calculation may be expressed as (current Index - last year Index) ÷ last year Index.

(g) The FF&E Reserve Payment which is described in 11.02(f) is an estimate based upon Manager’s prior experience with other comparable retirement communities. As the Facility ages, this FF&E Reserve Payment may not be sufficient to keep the FF&E Reserve at the levels necessary to make the replacements, renewals or additions to the Facility’s FF&E described in Section 11.02(a)(1), or to make the refurbishments to the Facility of the nature described in Section 11.02(a)2, which are required to maintain the Facility in accordance with Manager’s Standards. If any FF&E Estimate which is prepared in accordance with 11.02(c) would require funding in excess of the FF&E Reserve Payment which is set forth in 11.02(f) above, Owner may either:

(1) Agree to increase the FF&E Reserve Payment set forth in 11.02(f) up to the level set forth in the FF&E Estimate, in order to provide the additional funds required, such increases to be treated as Facility Expenses,

(2) Make a lump-sum contribution to the FF&E Reserve in the necessary amount to increase the FF&E Reserve to a level sufficient to fund the items in the FF&E Estimate; or

(3) Provide Manager in writing with the specific reasons for its disapproval and election to not increase the FF&E Reserve Payment pursuant to Section 11.02(g)(1) or make a lump-sum contribution to the FF&E Reserve pursuant to Section 11.02(g)(2) within thirty (30) days. Thereafter, in the fifteen (15) day period following Manager’s receipt of Owner’s disapproval, the parties will attempt to resolve in good faith the objections so specified by Owner. Provided that Manager is not an Affiliate of a Person holding a direct or indirect ownership interest in Owner, in the event that one or more of such objections have not been resolved as of the end of such fifteen (15) day period, any such matter shall be submitted to arbitration pursuant Section 18.17 (it being acknowledged that if Manager is an Affiliate of a Person holding a direct or indirect ownership interest in Owner, such dispute will be resolved subject to and in accordance with the JV Agreement). The foregoing notwithstanding, Manager may proceed with the implementation of any portion of its assessment and recommendations that is not subject to dispute.

If Owner elects not to agree to either option (1), (2) or (3) above, or Owner does not respond with respect to either option within thirty (30) days after submission of the FF&E Estimate (or, if Owner has elected option (2), if Owner fails to fund the required amount within a thirty (30) days of Manager’s request therefor), such failure shall constitute an Event of Default by Owner and Manager may (in addition to any other rights and remedies available to it), treat such failure to fund as an election by Owner of the option set forth in 11.02(g)(1) above. In addition, the placing of any restrictions on the expenditure by Manager of funds from the FF&E Reserve other than as set forth in this Article XI or in Article 7 (including, without limitation, restrictions resulting from (a) any litigation involving Owner or the Facility or (b) a foreclosure) shall constitute and Event of Default by Owner.

11.03. Non-Routine Capital Expenditures.

(a) Capital Budget. Manager shall prepare an annual estimate (the “Capital Budget”) of Non-Routine Capital Expenditures. Manager shall submit such Capital Budget to Owner for Owner’s approval no later than December 15th of each Fiscal Year. Owner shall not unreasonably withhold its consent with respect to such Non-Routine Capital Expenditures which are: (1) required, in Manager’s reasonable judgment, to keep the Facility in a competitive, efficient and economical operating condition to meet Manager’s Standards, (2) reasonably required to achieve material compliance with any applicable Legal Requirements or in accordance with Manager’s Standards (if Manager’s Standards are higher than the Legal Requirements), or (3) refurbishments or replacements of portions of the Facility with respect to which it is no longer reasonably prudent to perform only routine maintenance in order to keep the Facility in good condition and repair, consistent with Manager’s Standards. In the event Owner disapproves any portion of such Capital Budget that requires Owner’s consent, Owner will provide Manager in writing with the specific reasons for its disapproval within thirty (30) days of the date of submission of the Capital Budget to Owner. Thereafter, in the twenty-five (25) day period following Manager’s receipt of Owner’s disapproval, the parties will attempt to resolve in good faith any objections so specified by Owner. Provided that Manager is not an Affiliate of a Person holding a direct or indirect ownership interest in Owner, in the event one or more of such objections have not been resolved as of the end of such twenty-five (25) day period, the dispute will be resolved exclusively by arbitration pursuant to Section 18.17 and either party may initiate such arbitration (it being acknowledged that if Manager is an Affiliate of a Person holding a direct or indirect ownership interest in Owner, such dispute will be resolved subject to and in accordance with the JV Agreement). Pending a final resolution, Manager may proceed with the implementation of any portion of such Capital Budget that is not subject to dispute.

(b) The cost of all Non-Routine Capital Expenditures shall be paid from the FF&E Reserve as set forth in the FF&E Estimate (subject to the Permitted FF&E Reserve Variance). If and to the extent amounts in the FF&E Reserve are insufficient to satisfy the cost of such Non-Routine Capital Expenditures, Owner shall be solely responsible for the amount of such shortfall. The failure of Owner to fulfill its obligations under this Section within thirty (30) days of Manager’s request therefor shall constitute an Event of Default by Owner.

11.04. Emergency Expenditures. Notwithstanding anything to the contrary in this Article XI, Manager shall be authorized to take appropriate remedial action (including making any necessary expenditures from the FF&E Reserve for capital items or exceeding the maintenance and repairs budget for non-capital Emergency Expenditures), without receiving Owner’s prior approval, to remedy or respond to any Emergency Requirements (provided that Manager shall give Owner notice of any such remedial action that requires more than a de minimis expenditure of funds from the FF&E Reserve or exceeds the repairs and maintenance budget) (hereinafter “Emergency Expenditures”). Manager shall, as soon as reasonably practical under the circumstances, notify Owner of any action that it may have taken and any costs it may have paid or incurred utilizing the FF&E Reserve under this Section 11.04 and shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. Owner shall reimburse Manager for any such costs incurred by Manager in connection with any such remedial action (and shall replenish the FF&E Reserve of the Facility, to the extent funds from the FF&E Reserve were used in connection with any such remedial action) within thirty (30) days after Owner’s receipt of written notice from Manager of the amount of such costs.

11.05. Owner to Provide Funds; Failure of Owner to Fund.

(a) Owner shall timely provide sufficient funds required to be provided under this Article XI, as they are incurred or become due. This obligation shall continue throughout the Term without regard to the sufficiency of Gross Revenues, or the existence of any Event of Default by Manager hereunder. With respect to expenditures under 11.02, it is anticipated that this obligation will be met by Manager, on Owner’s behalf, paying Facility Expenses, first from Gross Revenues as made available to Manager for such purpose, then from available Working Capital, then, if such funds are insufficient, from funds provided by Owner. Notwithstanding Section 5.03(d), it is specifically agreed that Manager has no obligation hereunder to provide either funds or its credit for the benefit of Owner for the Facility. However, the parties acknowledge that Residents, employees, contractors, suppliers and other third parties doing business with the Facility may rely upon the credit, good name, and reputation of Manager. Therefore, timely compliance by Owner of its obligations under this Article XI is material in every respect and time is of the essence.

(b) An unreasonable failure or refusal by Owner to fund the amounts required to be funded under this Article XI within a thirty (30) day period after Manager’s request therefor shall be an Event of Default by Owner and shall entitle Manager to terminate this Agreement and to exercise Manager’s remedies under Article XIV. Such termination shall be evidenced by a written notice to Owner, which notice shall be delivered to Owner no later than ninety (90) days after the expiration of the thirty (30) day period described in the preceding sentence. The effective date of such termination shall be the date stated by Manager in such notice, provided that such effective date shall be no less than sixty (60) days after the date of such notice.

11.06. Liens Arising From Repairs and Alterations. Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Facility which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Facility. Each of Manager and Owner shall cooperate fully in obtaining the release of any such liens, and the costs thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

ARTICLE XII

INSURANCE; DAMAGE; CONDEMNATION; FORCE MAJEURE

12.01. General Requirements.

(a) Manager, in Manager’s name, shall negotiate with independent insurance companies of recognized responsibility, a contract or contracts for, and keep in full force and effect, all policies of insurance of the type, extent, amount and cost of coverage which will be provided to Owner and otherwise consistent with sound management of the Facility and market availability, insuring Owner, Manager and the Facility against the risks customarily insured against for such a facility (the “Insurance Program”). The cost of the Insurance Program shall be included in the Approved Budget and the Annual Operating Budget as a Facility Expense. As of the date of this Agreement, the current coverages maintained under the Insurance Program are set forth in Exhibit E attached hereto. If Owner desires to increase the insurance coverage set forth in Exhibit E attached, Owner shall notify Manager of its request and Manager will purchase additional insurance provided that Owner timely provides Manager the required funds to purchase such additional insurance if there is insufficient funds from the Facility to pay for such additional expense. Manager shall obtain Owner’s consent prior to decreasing the insurance coverage set forth in Exhibit E attached.

(b) The amount of any insurance deductibles paid by Owner (or by Manager on Owner’s behalf out of Gross Revenues) shall be a Facility Expense. Neither Manager nor its Affiliates shall be required to pledge their credit in order to obtain any letters of credit issued to the insurance carriers in connection with any insurance policies.

(c) As soon as practicable following the issuance of any policy of insurance required hereby, Manager shall provide Owner with a certificate or certificates evidencing that policy. Any policy in the Insurance Program may be cancelled or materially changed only upon not less than ninety (90) days prior written notice by the insurer to the Named Insured. Such changes will be discussed with the Owner.

12.02. Blanket Policies. All insurance described in Section 12.01 may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein.

12.03. Risk Management. One of the responsibilities of the Manager shall be to provide risk management oversight at the Facility.

12.04. Damage and Repair. The following provisions shall apply in the event the Facility is damaged by a Major Casualty or a Minor Casualty, subject to the requirements of any Facility Mortgage as to which Owner has complied with the terms of Section 4.03(n).

(a) Minor Casualty. If, during the Term, the Facility is damaged by a Minor Casualty, Manager shall, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Facility. Owner’s consent shall not be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Manager’s reasonable judgment; provided, however, that the parties agree that the standard for such repair and/or replacement shall be to repair and/or replace the damaged portion of the Facility to levels of quality and quantity that are equal to those that existed with respect to such portion of the Facility prior to the occurrence of the damage at issue. Owner agrees to sign promptly any documents which are necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers. Manager shall be entitled to receive a construction management fee equal to five percent (5%) of the total cost of all work undertaken pursuant to this Section, provided that the same is payable from insurance proceeds covering the cost of such repairs and/or replacements.

(b) Major Casualty. If, during the Term, the Facility suffers a Major Casualty, Owner shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Facility to the same condition as existed previously. Manager shall have the right to discontinue operating the Facility to the extent it deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Facility in accordance with Manager’s Standards. To the extent available, proceeds from any casualty insurance shall be applied to such repairs and/or replacements. If Owner fails to so promptly commence (no later than 30 days after receipt of the insurance proceeds) and complete the repairing and/or replacement of the Facility so that it shall be substantially the same as it was prior to such damage or destruction, such failure shall be an Event of Default by Owner. The Owner agrees to use commercially reasonable efforts to ensure that any Facility Mortgage shall include a provision permitting the Owner to use casualty insurance proceeds to complete the repairing and/or replacement of the Facility so that it shall be substantially the same as it was prior to the damage or destruction. If (i) the Owner is unable to obtain such entitlements and/or other approvals of a Governmental Authority as may be necessary to undertake such repair and/or replacement after Owner’s prompt and good faith efforts to obtain such entitlements and/or approvals, or (ii) the amount of the insurance deductibles and other uninsured out of pocket expenses of Owner in connection with the repair and/or replacement of the Facility pursuant to this subsection (b) are in the aggregate higher than Five Million Dollars ($5,000,000) (the “Cost Limit”) with respect to a particular casualty as shown by good faith estimates delivered to the Manager and Owner does not wish to pay for the amounts above the Cost Limit, then either party may terminate this Agreement upon thirty (30) days’ written notice to the other party. Such notice must be sent within thirty (30) days after the date of the Major Casualty.

12.05. Condemnation. The following provisions shall apply in the event all or a portion of the Facility is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, subject to the requirements of any Facility Mortgage as to which Owner has complied with the terms of Section 4.03(n).

(a) In the event all or substantially all of the Facility shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Facility shall be so taken, but the result is that it is unreasonable to continue to operate the Facility in accordance with the standards required by this Agreement, this Agreement shall terminate effective as of the date of such taking or similar proceeding. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled.

(b) In the event a portion of the Facility shall be taken by the events described in Section 12.05(a), or the entire Facility is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Facility, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Facility equivalent to its condition prior to such event shall be used by Owner for such purpose; and Manager shall have the right to discontinue operating the Facility or portion of the Facility to the extent it deems necessary for the safe and orderly operation of the Facility.

(c) Provided that Manager is not an Affiliate of a Person holding a direct or indirect ownership interest in Owner, in the event of any proceedings described in Section 12.05(a) or 12.05(b), and if Owner and Manager cannot agree on a fair and equitable apportionment of any such award, the dispute shall be submitted by either party to arbitration pursuant to Section 18.17 (it being acknowledged that if Manager is an Affiliate of a Person holding a direct or indirect ownership interest in Owner, such dispute will be resolved subject to and in accordance with the JV Agreement).

12.06. Licensure Issues.

(a) The expiration, withdrawal or revocation of any license which is material to the operation of the Facility in accordance with Manager’s Standards, where such expiration, withdrawal or revocation: (1) is not due to either an Event of Default by Manager or an Event of Default by Owner; and (2) is not otherwise within the reasonable control of either Manager or Owner, shall not be either an Event of Default by Manager or an Event of Default by Owner under Article XIV of this Agreement. Manager and Owner shall each, in good faith, use all commercially reasonable efforts (including the diligent pursuit of all available appeals), during the period of one hundred twenty (120) days after the date of such withdrawal or revocation, to have such License reinstated. If, notwithstanding such efforts, such license is not reinstated prior to the expiration of the aforesaid period of one hundred twenty (120) days, either Owner or Manager shall have the right, at its option, to terminate this Agreement upon no less than thirty (30) days’ notice to the other party; provided, however, that the terminating party must deliver such notice of termination to the other party by no later than ninety (90) days after the expiration of such one hundred twenty (120) day period; and provided further, that no such termination shall be effective if, prior to the effective date of such termination, such License is reinstated or such expiration, withdrawal or revocation of such License is stayed.

(b) If an order, judgment or directive by a court or administrative body is issued in connection with any litigation involving Owner, which restricts or prevents Manager, in a material adverse manner, from operating the Facility in accordance with Manager’s Standards, Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ notice. If Owner and Manager disagree whether the order, judgment or directive of the court or administrative body prevents Manager, in a material adverse manner, from operating the Facility in accordance with Manager’s Standards, the parties will submit the matter to arbitration for determination in accordance with the provisions of Section 18.17 of this Agreement.

ARTICLE XIII

TERMINATION OF AGREEMENT

13.01. General Termination; Termination by Parties.

(a) This Agreement shall automatically terminate at the end of the Term. Manager shall be compensated for its services through the date of termination, but shall not be entitled to any Termination Fee upon the natural expiration of the Term.

(b) Manager may terminate this Agreement, subject to the provisions of Section 14.05 and in addition to any other rights expressly set forth in this Agreement, if there is an Event of Default by Owner and may be entitled to a Termination Fee.

(c) Owner may terminate this Agreement, subject to the provisions of Section 14.04, and in addition to any other rights expressly set forth in this Agreement, if there is an Event of Default by Manager, in which event a Termination Fee shall not be owed to Manager provided that such Event of Default was not caused by a prior Event of Default by Owner. In the event Manager asserts that the Event of Default was caused by a prior Event of Default by Owner, the parties will attempt to resolve in good faith the objections so specified by Manager for a period of thirty (30) days. In the event the parties have not resolved Manager’s objections as of the end of such thirty (30) day period, any such dispute shall be submitted to arbitration pursuant Section 18.17 of this Agreement.

13.02. Transition upon Termination. The following provisions shall apply in the event of any termination or expiration of this Agreement:

(a) Upon termination of this Agreement for any reason, for a period of ninety (90) days thereafter Manager agrees to reasonably cooperate in transferring operational control of the Facility to Owner or a successor manager. Such cooperation shall include but not be limited to:

(1) the transfer of computer data in non-proprietary machine readable format and the transfer of any documents housed in Manager’s corporate headquarters relating to the Facility (or copies of such documents if Manager is required by law to maintain the originals);

(2) the removal or covering of all signage on the Facility bearing the Sunrise name or trademark within thirty (30) days of such termination, it being agreed that Manager shall use reasonable care during any such removal and shall, at Manager’s sole cost and expense, repair any damage to the Facility caused by such removal;

(3) within One Hundred Twenty (120) days after the last day of the month in which the effective date of termination occurs, the preparation of a final accounting of Facility operations in accordance with the requirements of the annual financial statements specified on Exhibit C-1, and the disbursement to Owner of funds held by Manager on behalf of Owner, including, without limitation, the FF&E Reserve; and

(4) the peaceful vacation and surrender of the Facility to Owner upon the effective date of termination, it being agreed that Manager shall leave the premises in a clean and orderly condition.

(b) Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Facility which have been issued in Manager’s name; provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already. Additionally, so as to avoid any disruption or delay of any services or amenities at the Facility, if licenses or permits held in Manager’s name cannot be transferred or cannot be transferred immediately to Owner or the successor manager, Manager will continue to provide management services to Owner under an interim management arrangement with Owner or the successor manager, in form and substance reasonably acceptable to Manager, but in any event no less favorable to Manager than this Agreement, until the completion of the assignment of licenses and permits, or the issuance of a replacement licenses or permits, or until the parties otherwise agree.

(c) After Manager shall have received all amounts due to Manager under this Agreement, Manager shall turn over, assign and transfer to Owner:

(1) All Facility assets, including all cash in Manager’s custody and control, whether segregated or commingled with the monies of Manager and/or other parties, which has been generated in connection with or arising from operations of the Facility;

(2) All coupons, instruments for the payment of money, certificates of deposit, accounts receivable or other contract rights or intangible personal property arising in connection with the operation of the Facility;

(3) All equipment, supplies, keys, locks, safe combinations, computer passwords, telephone and fax numbers associated with the Facility, alarm access codes, and key cards; and

(4) All of Owner’s non-proprietary books and records respecting the Facility, and all contracts, leases, and other documents respecting the Facility and which are in custody or control of Manager (and Owner or the successor manager shall assume all contracts made in accordance with this Agreement).

13.03. Repayment of Operating Deficit Loan upon Termination. Upon termination of this Agreement for any reason, any and all amounts due to Manager under the OD Loan shall become immediately due and payable, whether such amounts are otherwise due and payable at such time and Manager shall have the right to offset any amounts outstanding under the OD Loan (including accrued but unpaid interest) against any amounts held by Manager on behalf of Owner as FF&E Reserve, Working Capital or Non-Routine Capital Expenditures.

ARTICLE XIV

DEFAULTS

14.01. Default by Manager. Manager shall be deemed to be in default (each, an “Event of Default by Manager”) under this Agreement (a) in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue (1) for a period of ten (10) Business Days after Manager receives written notice from Owner specifying the default in the case of monetary defaults or (2) for a period of thirty (30) days after Manager receives written notice from Owner in the case of non-monetary defaults; provided, however, that if such non-monetary default cannot be cured within such thirty (30) day period, then Manager shall be entitled to such additional time as is reasonable under the circumstances to cure such default, provided Manager is capable of curing same, has proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion, or (b) any of the events in Section 14.03 occurs with respect to Manager.

14.02. Default by Owner. Owner shall be deemed to be in default (each, an “Event of Default by Owner”) under this Agreement (a) in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, to the extent such default continues (1) for a period of ten (10) Business Days after written notice thereof by Manager to Owner in the case of monetary defaults or (2) for a period of thirty (30) days after written notice thereof by Manager to Owner in the case of non-monetary time defaults; provided, however, if such default cannot be cured within such thirty (30) day period, then Owner shall be entitled to such additional time as is reasonable under the circumstances to cure such default, provided that Owner is capable of curing same, has proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion, (b) any of the events in Section 14.03 occurs with respect to Owner or (c) if Owner elects to close the Facility or substantial portion of the Facility for any reason other than a casualty or condemnation event if expressly permitted under this Agreement.

14.03. Insolvency Default. The occurrence of any of the following shall constitute a default hereunder:

(a) Either party files a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission of either party that it is unable to pay its debts as they become due; or

(b) Either party consents to an involuntary petition in bankruptcy or fails to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party; or

(c) Any court of competent jurisdiction enters an order, judgment or decree adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

14.04. Remedies of Owner. Upon the occurrence of an Event of Default by Manager as specified in Section 14.01 of this Agreement (as such Event of Default by Manager may occur upon the expiration of any applicable cure period provided by this Agreement), Owner shall be entitled to exercise its rights at law or in equity, including the right to terminate this Agreement without payment of a Termination Fee or to compel specific performance of Manager’s obligations hereunder.

14.05. Remedies of Manager. Upon the occurrence of an Event of Default by Owner as specified in Section 14.02 of this Agreement (as such Event of Default by Owner may occur upon the expiration of any applicable cure period provided by this Agreement), Manager shall be entitled either: (a) to specific performance of Owner’s obligations under this Agreement or (b) to terminate this Agreement and to recover the Termination Fee.

14.06. No Waiver of Default. The failure of Owner or Manager to seek remedy for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by Owner or Manager which would have originally constituted a violation of this Agreement by Owner or Manager, from having all the force and effect of an original violation. Owner or Manager may waive any breach or threatened breach by Owner or Manager of any term or condition herein contained. The failure by Owner or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that Owner or Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by Owner or Manager, shall be deemed to be in exclusion of any other right or remedy of Owner or Manager.

14.07. Termination Fee. If Owner fails to pay the Termination Fee in full within thirty (30) days after the Termination Date, then Manager shall have the right (without affecting

Manager’s other remedies under this Agreement) to withhold the amount of such fee from the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager. The “Termination Date” shall mean the date of termination of this Agreement specified in any notice of termination given by Manager pursuant to the exercise by Manager of any termination right hereunder.

14.08. Failure to Pay. Upon the failure of either party to make any payment required to be made in accordance with the terms of this Agreement as of the due date which is specified in this Agreement, and the continuance of such failure for five (5) Business Days after written notice thereof, the amount owed to the non-defaulting party shall accrue interest at a rate equal to (a) if CHT or an Affiliate or successor thereof (“CHT Partner”) holds a direct or indirect ownership interest in Owner, five percent (5%) plus the rate of return then payable to CHT Partner under Section 8.1 of the Amended and Restated Limited Liability Company Agreement of Parent (the “JV Agreement”) (or the highest interest permitted under applicable law if that is lower) or (b) if CHT Partner does not hold a direct or indirect ownership interest in Owner, eighteen percent (18%) (or the highest interest permitted under applicable law if that is lower, in each case from and after the date on which such payment was originally due to the non-defaulting party until such payment is made.

14.09. Manager’s Right to Specific Performance for Owner’s Wrongful Termination. Owner hereby acknowledges that (a) Manager has an interest in this Agreement beyond the fees Manager will earn pursuant to the provisions of this Agreement, (b) the termination of this Agreement by Owner when Owner is not entitled to terminate this Agreement pursuant to the provisions of this Agreement will be injurious to Manager’s business conducted beyond Owner’s Facility, and will damage Manager’s Proprietary Marks, (c) Manager’s Proprietary Marks are unique, Manager’s exclusive rights of possession under this Agreement are unique, the Facility is unique and Manager is entitled to an exclusive license to operate Manager’s business at the Facility and to promote Manager’s Proprietary Marks at the Facility, which license is irrevocable except pursuant to the express provisions of this Agreement, (d) it would be impossible to calculate the damages that Manager would sustain if Owner terminated this Agreement when Owner is not entitled to terminate this Agreement pursuant to the provisions of this Agreement, and (e) the remedy of specific performance of Owner’s obligations under this Agreement is fair, equitable and practicable. Accordingly, Owner agrees that for as long as Manager is an Affiliate of Sunrise Senior Living, Inc. (X) Owner shall not breach this Agreement by terminating, or purporting to terminate, this Agreement when Owner has no right to terminate this Agreement pursuant to the provisions of this Agreement, and (Y) Owner consents to the issuance by any court of competent jurisdiction of injunctive relief prohibiting Owner from terminating, or purporting to terminate, this Agreement or from evicting Manager from the Facility, and Owner consents to the award by a court of competent jurisdiction of specific performance of the obligations of Owner under this Agreement, without the requirement for posting of any bond. Notwithstanding the foregoing, if Manager receives the Termination Fee (as set forth in Section 14.07 above), Manager waives any and all other rights to seek damages with respect to the termination of this Agreement, including, but not limited to, the right to sue for specific performance.

ARTICLE XV

LEGAL ACTIONS, INDEMNITIES, AND LIMITATION OF LIABILITY

15.01. Legal Actions. Manager shall have the right to institute or defend, in the name of Owner, any legal action affecting the Facility and take any actions, in the name of Owner, necessary to protest or litigate to a final decision in any appropriate court or forum, any violation, order, rule, or regulation affecting the Facility. Owner shall assist and cooperate with Manager in the defense or prosecution of any such action. All actions arising out of the operation of the Facility and not attributable to the gross negligence or willful misconduct of Manager, and any and all legal actions or proceedings to collect charges, third party payments, rents, or other incomes for Manager, Owner or the Facility (“Collection Proceedings”), or to lawfully evict or dispossess Residents or other Persons in possession thereunder, or to lawfully cancel, modify, or terminate any lease, license, or concession agreement in the event of breach or default thereof, or to defend any action brought against Owner, the Facility or Manager in connection with the Facility, shall be paid out of Gross Revenues and be treated as Facility Expenses. Manager shall provide written notice to Owner of all actions arising out of the operation of the Facility except for Collection Proceedings.

15.02. Indemnities.

(a) By Manager. Manager will defend, indemnify and hold Owner and any of its Affiliates, and their respective directors, officers, shareholders, members, employees and agents harmless from and against any and all claims, losses, expenses (including reasonable attorney fees), costs, suits, actions, proceedings, demands or liabilities that are asserted against, or sustained or incurred by them as a result of, or in connection with, Manager’s gross negligence, fraud, or willful misconduct in the performance of Manager’s duties under this Agreement.

(b) By Owner. Owner will defend, indemnify, and hold Manager, and any of its Affiliates, and their respective directors, officers, shareholders, employees and agents harmless, from and against any and all claims, expenses (including reasonable attorney fees), losses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by them as a result of, or in connection with, the performance of Manager’s duties under this Agreement or otherwise while acting within the scope of this Agreement except to the extent that such claims, losses, expenses (including reasonable attorney fees), costs, suits, actions, proceedings, demands or liabilities are a result of Manager’s gross negligence, fraud, or willful misconduct in the performance of Manager’s duties under this Agreement.

(c) Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by the indemnified party with respect to the claims covered by such indemnity.

(d) The indemnities contained in this Section 15.02 shall survive for a period of one (1) year after the termination of this Agreement.

15.03. Limitation of Liability.

(a) Limitation of Liability. Notwithstanding any other provisions of this Agreement to the contrary, the maximum liability of Manager to Owner (but not to any third party or any third party claim passed through Owner to Manager) for any breach of this Agreement or for any claims arising hereunder shall be limited to the amount of insurance carried by Manager pursuant to Article XII hereinabove and the amount of the Base Management Fees paid as of the date of such breach or claim.

(b) Standard of Care. Manager agrees to use its commercially reasonable efforts to exercise, with respect to all services provided by Manager under or pursuant to this Agreement, a high and qualified standard of care, skill, and diligence in accordance with Manager’s Standards.

(c) Non-Recourse. To the maximum extent permitted by applicable law, no member, partner, shareholder, officer, director, employee or agent of any party to this Agreement shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

ARTICLE XVI

REGULATORY AND CONTRACTUAL REQUIREMENTS

16.01. Regulatory and Contractual Requirements.

(a) Manager shall use commercially reasonable efforts to cause all things to be done in and about the Facility reasonably necessary to comply with the requirements of any applicable Legal Requirement, or order of any Governmental Authority or quasi-governmental regulatory body or agency, or board of fire underwriters respecting the use of the Facility or the construction, maintenance, or operation thereof. Manager shall use commercially reasonable efforts to obtain and maintain all Federal, State and county permits and licenses needed for its management of a licensed assisted living and/or independent living (as applicable) facility providing personal care services in the State. Owner agrees upon request by Manager to sign promptly and without charge applications for licenses, permits or other instruments necessary for operation of the Facility in accordance with Legal Requirements and to provide such information and perform such acts relative to the ownership of the Facility as are required by law, regulation or practice of a Governmental Authority in order for Manager to obtain and/or maintain any license, permit, instrument, certificate, certification or approval with respect to the operation of the Facility in accordance with the terms of this Agreement. Manager shall keep its corporate organization in good standing in the State and shall maintain all corporate permits and licenses required by the State.

(b) The parties understand and agree that certain deficiencies or situations of non-compliance with various Legal Requirements (such as building codes, OSHA, ADA, health care regulations and the like) are likely to occur from time to time in the normal course of business operations. Such occurrences will not constitute a breach or Event of Default by Manager hereunder, provided that, (a) they are not materially beyond the general experience of similar facility operations located in the State in terms of scope, seriousness, or frequency, and (b) Manager takes all reasonable actions in a timely manner to cure such deficiencies or situations of non-compliance. The costs (including fines for non-compliance) of curing such deficiencies or circumstances of non-compliance (collectively, “Non-Compliance Costs”) shall constitute Facility Expenses unless incurred by reason of Manager’s willful misconduct or gross negligence. Any Non-Compliance Costs resulting from Manager’s willful misconduct or gross negligence shall be paid by Manager from its own funds and not as a Facility Expense. So long as Manager is not an Affiliate of a Person holding a direct or indirect an ownership interest in Owner, then in the event that Manager and Owner disagree as to whether a Non-Compliance Cost is appropriate for reimbursement as a Facility Expense, the disagreement will be resolved exclusively by arbitration pursuant to Section 18.17 and either party may initiate such arbitration (it being acknowledged that if Manager is an Affiliate of a Person holding a direct or indirect ownership interest in Owner, such dispute will be resolved subject to and in accordance with the JV Agreement).

16.02. Equal Employment Opportunity. Without limitation of any provision set forth herein, Owner and Manager expressly agree to abide by any and all applicable Federal and/or State equal employment opportunity statutes, rules and regulations, including, without limitation, Title II of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standard Act, the Rehabilitation Act of 1983, and the Occupational Safety and Health Act of 1970, all as may be from time to time modified or amended.

16.03. Equal Housing Opportunity. Without limitation of any provision set forth herein, Owner and Manager expressly agree to abide by any and all applicable Federal and/or State equal housing opportunity statutes, rules and regulations, all as may be from time to time modified or amended.

ARTICLE XVII

PROPRIETARY MARKS; INTELLECTUAL PROPERTY

17.01. Proprietary Marks. During the Term of this Agreement, the Facility may be known as a “Sunrise” Facility, with such additional identification as may be necessary and agreed to by Owner and Manager to provide local identification. If the name of Manager’s System is changed, Manager shall have the right (with Owner’s written consent, which shall not be unreasonably withheld) to change the name of the Facility to conform thereto.

17.02. Ownership of Proprietary Marks. The Proprietary Marks shall in all events remain the exclusive property of Manager, and nothing contained herein shall confer on Owner the right to use the Proprietary Marks. Upon termination of this Agreement, any use of or right to use the Proprietary Marks by Owner shall cease forthwith and Owner shall promptly remove, at Manager’s expense, from the Facility any signs or similar items that contain the Proprietary Marks. If Owner has not removed such signs or similar items promptly upon termination, Manager shall have the right to remain at the Facility as long as is necessary for Owner to do so. The right to use such Proprietary Marks belongs exclusively to Manager, and the use thereof inures to the benefit of Manager whether or not the same are registered and regardless of the source of the same.

17.03. Intellectual Property. All Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates. During the Term of this Agreement, Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential. Upon termination, all Intellectual Property shall be removed from the Facility by Manager, without compensation to Owner.

17.04. Trademark License. Manager hereby grants to Owner a non-exclusive right and license (“Trademark License”) to use “Sunrise” solely as part of the name of the Facility. Owner shall not be permitted to use “Sunrise” in connection with the identification or operation of any other business or property, or at any other location, except as may otherwise be provided in other agreements between Owner and Manager (or one of its Affiliates). Owner acknowledges and agrees that Manager (or one of its Affiliates) is the owner of all right, title, and interest in and to “Sunrise” and the goodwill associated with and symbolized by that mark. Owner’s use of “Sunrise” and its derivatives pursuant to this Trademark License shall not give Owner any ownership, apart from this Trademark License, to “Sunrise,” and that all goodwill arising from Owner’s use of “Sunrise” shall inure solely to Manager’s benefit. This Trademark License shall immediately terminate upon termination or expiration of this Agreement.

17.05. Breach of Covenant. Manager and/or its Affiliates shall be entitled, in case of any breach of the covenants of this Article XVII by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law. Article XVII shall survive termination.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.01. Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the party requested shall execute such additional instruments and take such additional acts as the requesting party may deem necessary to effectuate this Agreement.

18.02. Right to Inspect. Owner or its agents shall have access to the Facility at any and all reasonable times for the purpose of inspection or showing the Facility to prospective purchasers, investors, tenants, or mortgagees.

18.03. Estoppel Certificates. Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) day’s prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party: (x) there is a continuing default by the non-certifying party in the performance or observation of any covenant, agreement or condition contained in this Agreement; or (y) there shall have occurred any event which, with the giving of Notice or the passage of time or both, would become such a default, and, if so, specifying such default or occurrence of which the certifying party may have knowledge; and (c) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. The obligations set forth in this Section 18.03 shall survive termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

18.04. Consents, Approval and Discretion. Except as expressly provided herein to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised in good faith.

18.05. No Brokerage. Each party represents to the other that it has not engaged a broker in connection with this transaction, and agrees to defend, indemnify, and hold the other party harmless from any claim made by a broker through the indemnifying party.

18.06. Notices. Any and all notices, including any demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing, addressed to the recipient of the notice at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the others parties) and if delivered either (a) in hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee, (b) by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee), or (d) by facsimile transmission with a hard copy to follow by any of the other methods above, in which case it will be deemed delivered on the day and at the time indicated in the sender’s automatic acknowledgment. If a notice is sent to a party, then copies of such notice under this Section shall also be sent by the same delivery method to the copy recipients. Whenever under this Agreement a notice is required to be delivered on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of required delivery shall automatically be extended to the next Business Day. All such notices shall be addressed as follows:

Owner or Parent:

c/o CNL Healthcare Trust, Inc.

CNL Center at City Commons

450 South Orange Ave

Orlando, Florida 32801

Attention: Joseph T. Johnson, SVP and CFO and

        Holly Greer, SVP and General Counsel

Facsimile: (407) 540- 2544

Copy to:	Sunrise Senior Living, Inc. 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Attention: General Counsel Facsimile: (703) 854-0334

Copy to:	Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019 Attention: Eugene A. Pinover Facsimile: (212) 728-9254

and a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive P O Box 2809 Orlando, Florida 32801 Attention: Peter L. Lopez, Esq. Facsimile: 407 843-4444

Manager:	Sunrise Senior Living Management, Inc. 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Attn: Chief Operating Officer Facsimile: (703) 744-1628

Copy to:	c/o Sunrise Senior Living, Inc. 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Attention: General Counsel Facsimile: (703) 854-0334

Copy to:

c/o CNL Healthcare Trust, Inc.

CNL Center at City Commons

450 South Orange Ave

Orlando, Florida 32801

Attention: Joseph T. Johnson, SVP and CFO and

        Holly Greer, SVP and General Counsel

Facsimile: (407) 540- 2544

Copy to:	Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019 Attention: Eugene A. Pinover Facsimile: (212) 728-9254

By notice given as provided in this Section, the parties to this Agreement and their respective successors and assigns shall have the right from time to time to change their respective addresses effective five (5) Business Days after the date of receipt by the other parties of such notice and each party shall have the right to specify as its address any other address within the United States of America.

18.07. Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.08. Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

18.09. Division and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect whatsoever in construing the provisions of this Agreement.

18.10. Confidentiality of Information. Manager and Owner agree to keep confidential and not to use or to disclose to others, except as expressly consented to in writing by the other party, any and all of their respective secrets or confidential technology, proprietary information, customer lists, or trade secrets, or any confidential matter or confidential items ascertained through their association with each other; provided, however, that either party may disclose the existence and/or terms and conditions of this Agreement without the consent of the other party (i) to any Mortgagee, (ii) to either party’s directors, officers, members, partners, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent such party deems it necessary or appropriate (and such party shall inform each of the foregoing parties of the obligations of each party under this Section 18.10 and shall secure the agreement of such parties to be bound by the terms hereof), (iii) if so required by law or applicable regulation other than laws or regulations regarding securities, so long as such party first provides a copy of any written request for disclosure to the other party and consults with such other party with respect to the content of the disclosure and (iv) if so required by applicable securities laws or regulations so long as such party provides copies of such disclosures to the other party. Manager and Owner further agree that should Manager leave the active service of Owner, Manager will turn over to Owner any and all Facility information of any kind, subject to compliance with HIPAA and similar privacy regulations, and in any case excluding Manager’s Intellectual Property, reasonably necessary for Owner or a new manager to continue to operate the Facility, including but not limited to information of any kind pertaining to Residents of the Facility, business, sales, financial condition or products and Owner will return to Manager any and all of Manager’s confidential information obtained by Owner. All funds related to and accounts opened on behalf of the Facility also will be returned to Owner. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

18.11. Right to Perform. In the event that Owner or Manager shall fail to perform any duty or fulfill any obligation hereunder to the material detriment of the other, Owner or Manager, in addition to any rights or remedies available to it under law, shall have the right, but not the obligation, after notice and the expiration of all applicable cure periods, to perform any such duty or fulfill any such obligation, but in no way obligating the party beyond any termination period allowable hereunder.

18.12. Assignment by Manager or Owner; Controlling Interest Sale; Facility Sale.

(a) Assignment. Manager shall have the right to assign this Agreement to an Affiliate of Manager after fifteen (15) days written notice to Owner. Manager shall not have the right to assign this Agreement to any non-Affiliate without Owner’s prior written permission, which permission may be granted or withheld in Owner’s sole and absolute discretion. Owner shall not have the right to assign this Agreement without Manager’s prior written permission, which permission may be granted or withheld in Manager’s sole and absolute discretion; provided, however, that if this Agreement is assigned to the purchaser of the Facility in connection with the sale of the Facility in accordance with this Section 18.12, then the assignee (as Owner) of this Agreement shall also execute a counterpart of this Agreement and become party to this Agreement; further provided, however, that the Owner selling the Facility shall not be released of its obligations under this Agreement arising prior to the date of execution of this Agreement by its assignee. This Agreement will be binding upon, and will inure to the benefit of, any permitted successor, assign, grantee or transferee of the assignor.

(b) Controlling Interest Sale or Facility Sale to a Qualified Transferee.

(1) If Parent or an Affiliate of Parent intends to enter into a Controlling Interest Sale with a Person (including an Affiliate of Owner or Parent) that is a Qualified Transferee, then prior to entering into the Controlling Interest Sale Parent or such Affiliate shall deliver to Manager a notice of its intent to sell the Controlling Interest (the “Sale Notice”) together with evidence that the proposed transferee is a Qualified Transferee and the provisions of Section 18.12(d) shall apply.

(2) If Owner intends to enter into a Facility Sale with a Person (including an Affiliate of Owner or Parent) that is a Qualified Transferee, then prior to entering into the Facility Sale, Owner shall deliver to Manager a Sale Notice of its intent to sell the Facility together with evidence that the proposed transferee is a Qualified Transferee and the provisions of Section 18.12(d) shall apply.

(3) If Manager does not exercise its right of first offer pursuant to Section 18.12(d) to the extent available, then Parent, its Affiliate or Owner, as applicable, shall require, as a condition to the closing of the Controlling Interest Sale or Facility Sale, as applicable, to a Qualified Transferee that: (1) the Qualified Transferee and Manager either: (i) enter into an assignment of this Agreement, or (ii) enter into a Replacement Management Agreement (under the same terms and conditions as the then current Management Agreement except that the term of any such Replacement Management Agreement shall consist only of the balance of the term remaining under the then current Management Agreement), (2) the Qualified Transferee replace the FF&E Reserve and the

Working Capital required under the then current Management Agreement, and (3) the Qualified Transferee provide for a replacement guarantor under the Guaranty reasonably acceptable to Manager. Manager shall be obligated to enter with the Qualified Transferee at the closing of the Controlling Interest Sale or Facility Sale either into (x) an assignment of the then current Management Agreement, or (y) enter into a Replacement Management Agreement as set forth in Section 18.12(b)(2)(ii) above.

(c) Controlling Interest Sale or Facility Sale to a Non-Qualified Transferee.

(1) If Parent or an Affiliate of Parent intends to enter into a Controlling Interest Sale with a Person (including an Affiliate of Owner or Parent) that is not a Qualified Transferee, then prior to entering into the Controlling Interest Sale Parent or such Affiliate shall deliver to Manager a Sale Notice of its intent to sell the Controlling Interest and the provisions of Section 18.12(d) shall apply.

(2) If Owner intends to enter into a Facility Sale with a Person (including an Affiliate of Owner or Parent) that is not a Qualified Transferee, then prior to entering into the Facility Sale, Owner shall deliver to Manager a Sale Notice of its intent to sell the Facility and the provisions of Section 18.12(d) shall apply.

(3) If Parent or its Affiliate intends to enter into a Controlling Interest Sale with a Person (including an Affiliate of Owner or Parent) that is not a Qualified Transferee or if the Owner intends to enter into a Facility Sale to a Person (including an Affiliate of Owner or Parent) that is not a Qualified Transferee, and Manager does not exercise its right of first offer pursuant to Section 18.12(d) to the extent available, then Manager shall have the right to elect, at its sole discretion, to continue the operation of the Facility under the then current Management Agreement or to terminate the then current Management Agreement and receive the Termination Fee at the closing of such Controlling Interest Sale or Facility Sale. Manager shall notify Owner or Parent or its Affiliate, as applicable, within thirty (30) days after receipt of the Sale Notice with respect to a Controlling Interest Sale or Facility Sale, as applicable, of its desire to continue to operate the Facility under the then current Management Agreement (the “Continuation Notice”). If Manager does not deliver a Continuation Notice within the thirty (30) day period, it is deemed to have elected to terminate the then current Management Agreement and receive the Termination Fee at the closing. If Manager delivers a Continuation Notice within the thirty (30) day period, then Parent, its Affiliate or Owner, as applicable, shall require, as a condition to the closing of the Controlling Interest Sale or the Facility Sale, that the new owner of the Facility enter into an assignment of the then current Management Agreement or (ii) enter into a Replacement Management Agreement (under the same terms and conditions as the then current Management Agreement except that the term of any such Replacement Management Agreement shall consist only of the balance of the term remaining under the then current Management Agreement), (2) replace the FF&E Reserve and the Working Capital required under the then current Management Agreement, and (3) provide for a replacement guarantor under the Guaranty reasonably acceptable to Manager. Parent or its Affiliate shall not close a Controlling Interest Sale or Owner shall not close a Facility Sale until the later of (x) the date on which Manager and the Controlling Interest purchaser have agreed on the form of the Replacement Management Agreement and the replacement guarantor, if a Continuation Notice was delivered, and (y) the expiration of the thirty (30) day period for the delivery of the Continuation Notice if no Continuation Notice is delivered.

(d) Manager’s Right of First Offer. If Owner intends to enter into a Facility Sale or Parent or its Affiliate intends to enter into a Controlling Interest Sale with any Person (including an Affiliate of Owner or Parent) and no Person with a direct or indirect ownership interest in Owner is then an Affiliate of Manager, then Owner shall provide notice to Manager and Manager shall have a right of first offer to purchase the Facility upon the terms set forth below.

(1) Owner shall provide Manager with written notice (within the Sale Notice or otherwise) of its intent to enter into the Facility Sale or Parent’s or its Affiliate’s intent to enter into a Controlling Interest Sale, and Manager shall have ten (10) Business Days following receipt of such notice to deliver a written offer to Owner and Parent or its Affiliates (the “Purchase Notice”) with the price offered by Manager for the purchase of the Facility (“Offered Purchase Price”). Owner or Parent or its Affiliates, as applicable, shall respond to Manager within five (5) Business Days after receipt of the Purchase Notice whether or not it accepts the Offered Purchase Price (the “Response”). If the Owner or Parent or its Affiliate, as applicable, accepts the Offered Purchase Price within the five (5) Business Days’ period, then Manager shall deliver to Owner and Parent or its Affiliate within ten (10) Business Days after the Response is received, a proposed draft purchase agreement, and will deposit with the Escrow Agent in cash an amount equal to the lesser of (i) five percent (5%) of the Offered Purchase Price, or (ii) $500,000 (the “Downpayment”) within three (3) Business Days after execution of the purchase agreement. If Owner fails to deliver the Response within the five (5) Business Days’ period, Owner shall be deemed to have accepted the Offered Purchase Price. If the Response specifies that Owner or Parent or its Affiliate, as applicable, does not accept the Offered Purchase Price, then Owner shall have the right to market the Facility, but shall continue to be bound by the provisions of subsection 18(d)(4) below.

(2) The Escrow Agent shall hold the Downpayment in an interest bearing account pursuant to a written agreement among Owner, Manager and the Escrow Agent, which agreement shall be satisfactory to such parties in the exercise of their respective reasonable discretion and shall provide, among other things, that the Escrow Agent shall not commingle the Downpayment with any other funds. In the event of a closing of a Facility Sale to Manager pursuant to the terms of this Section 18.12(d), the Downpayment, together with any interest earned thereon, shall be credited against the Offered Purchase Price. If Manager shall fail to purchase the Facility in compliance with its obligations under this Section 18.12(d), the Purchase Notice shall be deemed revoked and the Downpayment, and any interest thereon, shall be paid to Owner by the Escrow Agent promptly following written request therefor as Owner’s sole and exclusive remedy and Section 18.12(d) shall apply. If the purchase agreement is terminated by Manager in accordance with any allowable periods for termination as set forth in the purchase agreement, then the Downpayment shall be returned to Manager and the Purchase Notice shall thereafter be deemed revoked, with no liability to Manager therefor and Section

18.12(b)(3) shall apply. If Owner shall default in any of its obligations under this Section 18.12(d), the Downpayment, and any interest earned thereon, shall be returned to Manager promptly following written request therefor, and Manager may pursue an action for specific performance or any other remedy available to it by law. Upon acceptance or deemed acceptance of the Offered Purchase Price by Owner as aforesaid, (i) a binding contract shall be deemed to exist between Owner and Manager with respect to the purchase and sale of the Facility, and (ii) Manager and Owner shall use good faith efforts to negotiate a definitive agreement for the closing of the purchase and sale to be held at the principal place of business of Manager (or as otherwise may be agreed to by the parties) on a Business Day selected by Manager not less than thirty (30) days and not more than one hundred twenty (120) days from Owner’s receipt of the Purchase Notice. Manager shall pay the Offered Purchase Price (less the Downpayment and any interest earned thereon) by wire transfer of immediately available federal funds to an account (or account(s)) designated in writing by Owner. Each party shall pay its own costs and expenses in connection with the conveyance of the Facility to Manager pursuant to this Section 18.12(d). Any transfer, deed, documentary, stamp or similar tax due in connection with a sale of the Facility pursuant to this Section 18.12(d) shall be shared equally by Manager and Owner. If the Manager and the Owner are unable to negotiate a definitive agreement for the closing of the purchase and sale of the Facility as set forth in this paragraph, then the dispute will be resolved exclusively by arbitration pursuant to Section 18.17 of this Agreement. Either party may initiate such arbitration.

(3) If (x) Manager does not timely deliver a Purchase Notice or (y) the Manager states in its Purchase Notice that it does not exercise its option purchase the Facility, or (z) Manager’s Purchase Notice is deemed to have been revoked in accordance with Section 18.12(d)(2) or if Owner or Parent or its Affiliate rejects Manager’s Offered Purchase Price within the applicable time period, Owner or Parent or its Affiliate are authorized for three hundred sixty-five (365) days following the deadline for receipt of such Purchase Notice to accept any offer for the purchase of the Facility or a Controlling Interest without further offer to the Manager which complies with the specifications set forth in items (i) and (ii) below (a “Sale Offer”), provided that any Facility Sale or Controlling Interest Sale, as applicable, shall remain subject to the provisions of Section 18.12(a).

(i) The Sale Offer must be an all cash offer for the purchase of the Facility or the Controlling Interest, as applicable, in an amount not less than 105% of the Offered Purchase Price; and

(ii) The Sale Offer must provide for the closing of the purchase of the Facility or the Controlling Interest, as applicable, not sooner than thirty (30) days nor later than three hundred sixty-five (365) days after (A) if Manager failed to deliver a Purchase Notice, the date which is thirty (30) days after receipt of the Sale Notice by Manager, (B) if Manager delivered a Purchase Notice and same was deemed to have been revoked, the date of the deemed revocation of the Purchase Notice or (C) if Manager delivered the Purchase Notice but the Offered Purchase Price was rejected in the Response, the date the Response was received by Manager.

(4) If Owner or Parent or its Affiliate fails to close the Facility Sale or the Controlling Interest Sale pursuant to the requirements of (as applicable) subsection 18.12(d)(3) or if the Sale Offer does not comply with the provisions of Section 18.12(d)(3)(i)-(ii), then any further Facility Sale or a Controlling Interest Sale shall be again subject to the provisions of this Section 18.12(d).

18.13. Entire Agreement; Amendment. This Agreement supersedes all prior drafts and discussions relating to this Agreement. This Agreement constitutes one (1) agreement and shall be construed and interpreted in light of all such other agreements between the parties including, but not limited to, the Manager Pooling Agreement. All prior representations or agreements not expressly incorporated herein, whether written or verbal, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by both parties hereto.

18.14. Relationship Between the Parties. The relationship between Owner and Manager pursuant to this Agreement shall not be one of general agency, but shall be that of Owner with Manager being an independent contractor; provided, however, that Manager shall have the authority to bind the Owner with respect to third parties to the extent Manager is performing its obligations under this Agreement or as otherwise authorized by Owner. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Owner a partner or joint venturer with Manager or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the other. Owner hereby grants an irrevocable power of attorney to the Manager to act on behalf of Owner vis-a-vis third parties as necessary in connection with the performance of Manager’s obligations under this Agreement.

18.15. Force Majeure. As used in this Agreement, the term “Force Majeure” shall mean any failure to perform an obligation under this Agreement when the party so obligated is prevented from so performing by (i) Acts of God, (ii) strike, lockouts, actions of labor unions or other labor trouble, (iii) sabotage, (iv) fire or casualty, (v) order or regulation of or by any Governmental Authority (other than orders or regulations of a Governmental Authority resulting from the obligated party’s non-compliance with typical and ordinary health, licensing and construction laws, rules or regulations), (vi) acts or omissions of any Governmental Authority (including delays in obtaining any required licenses, permits or approvals, provided such permits were timely and accurately submitted to the applicable Governmental Authority), (vii) war (declared or undeclared), acts of terrorism, riot, acts of the public enemy or other civil commotion, (vii) rebellions, riots, insurrections or sabotage, (ix) shortage of labor, materials or supplies; provided, however, that the lack of financial resources or a failure to comply with existing laws shall never be excused.

18.16. Subordination, Non-disturbance and Attornment Agreements.

(a) At such time that Manager receives from Mortgagee an executed and recordable subordination, non-disturbance and attornment agreement in a form acceptable to Manager in its sole discretion, this Agreement and any extensions, renewals, replacements or modifications thereto, and all rights and interests of Manager in the Facility, shall be subject and subordinate to any Facility Mortgage.

(b) If the loan documents secured by the Facility Mortgage, or any subordination, non-disturbance and attornment agreement executed by Manager contains provisions requiring Manager (upon default under the Facility Mortgage, or upon various other stipulated conditions) to pay certain amounts which are otherwise due to Owner under this Agreement (after the payment of Facility Expenses) to the Mortgagee or its designee (rather than to Owner), Owner hereby gives its consent to such provisions, which consent shall be deemed to be irrevocable until the entire debt secured by the Facility Mortgage has been discharged.

18.17. Arbitration.

(a) Any dispute, disagreement, or controversy arising out of this Agreement for which arbitration in accordance with this Section 18.17 is expressly provided shall be resolved by arbitration (the “Arbitration Proceeding”) administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Expedited Procedures, in effect at the time of the demand for arbitration, provided, however that to the extent any provision of this Section modifies, adds to, or is inconsistent with any provisions of those rules and procedures, the provisions of this Section shall control. The arbitration will be conducted before a single arbitrator in Washington, D.C., Alexandria, VA, McLean, VA, Bethesda, MD or Orlando, FL (the “Venue”). The parties hereby acknowledge and agree that the party which did not initiate the Arbitration Proceeding shall have the right to elect the Venue in its sole discretion, which shall be binding on both parties. The choice of law provisions set forth in Section 18.21 shall apply in any such Arbitration Proceeding. Any dispute, disagreement, or controversy arising out of or relating to this Agreement for which arbitration is not expressly provided as the means of resolution may be resolved by litigation as provided in Section 18.21 or by other lawful means. Notwithstanding anything to the contrary contained herein, so long as the JV Agreement is in effect and Manager is an Affiliate of a Person holding a direct or indirect ownership interest in Owner, any dispute, disagreement or controversy arising out of this Agreement which also constitutes a dispute as to a Major Decision (as defined in the JV Agreement) under the JV Agreement shall not be submitted to an Arbitration Proceeding hereunder, but rather shall be resolved pursuant to and in accordance with the terms and conditions of the JV Agreement, and Manager and Owner agree that such resolution shall be binding.

(b) The party desiring arbitration shall provide written notice to the other party (the “Arbitration Notice”) indicating (1) the matter in controversy and (2) the name, contact information and professional resume of the proposed arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 18.17(c) (“Initial Arbitrator”) to arbitrate such matter in controversy. If the party receiving the Arbitration Notice rejects the Initial Arbitrator set forth in the Arbitration Notice it shall object in writing (“Objection Notice”) delivered to the other party within seven (7) Business Days of the receipt of the Arbitration Notice. The Objection Notice shall contain the name, contact information and professional resume of a different arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 18.17(c) (“Secondary Arbitrator”) to arbitrate the matter in controversy set forth in the Arbitration Notice. If the party receiving the Objection Notice rejects the Secondary Arbitrator, it shall object in writing (“Secondary Objection Notice”) to the other party within seven (7) Business Days after the receipt of the Objection Notice. If neither the Initial Arbitrator nor the Secondary Arbitrator is accepted by the parties, the party which delivered the Arbitration Notice shall instruct the Initial Arbitrator and the Secondary Arbitrator to agree, within five (5) Business Days after receipt of the Secondary Objection Notice, upon an arbitrator (“Appointed Arbitrator”) meeting the requirements for a qualified and independent arbitrator set forth in Section 18.17(c). If they agree upon an Appointed Arbitrator who is prepared to act as the Appointed Arbitrator, the Initial Arbitrator and Secondary Arbitrator shall deliver written notice of the name, contact information and professional resume of the Appointed Arbitrator to each party simultaneously. The appointment of the Appointed Arbitrator shall be a final decision, which shall not be subject to objection by either party, unless either party within five (5) Business Days after such selection of an Appointed Arbitrator, notifies the other party, in writing, that such Appointed Arbitrator fails to meet the requirements for a qualified and independent arbitrator set forth in Section 18.17(c) and provides specific information in such written notice as to the reasons why such failure exists.

(c) In the event the Initial Arbitrator and the Secondary Arbitrator cannot agree on an Appointed Arbitrator or if such appointed Arbitrator is unwilling to act as the Appointed Arbitrator or if either party objects to the Appointed Arbitrator within five (5) Business Days after the selection of such Appointed Arbitrator, as permitted in this Section 18.17, then either party may petition the AAA (or any successor body of similar function) to appoint an arbitrator within five (5) Business Days of such petition using the following criteria: such arbitrator shall be (1) with respect to physical property matters, a licensed professional engineer or registered architect having at least ten (10) years experience in the design or construction of similar senior housing facilities, (2) with respect to financial matters, a partner in a “Big Four Accounting Firm” with at least ten (10) years experience with the type of matter in dispute, (3) with respect to property management issues, an individual who shall have had at least ten (10) years experience managing similar senior housing facilities and (4) be neutral and shall have had no prior notice, information or discussions concerning such controversy and shall not be employed by or associated with either party or any Affiliate of either of them, or any of their respective agents or affiliates at such time or for the previous ten (10) years. If the dispute involves more than one type of matter, then the Appointed Arbitrator may be (X) an individual with expertise in any one of the types of matters in dispute, or (Y) a retired judge.

(d) The Arbitration Proceedings shall commence fifteen (15) Business Days after the engagement or appointment of the appropriate arbitrator pursuant to this Section 18.17. The arbitrator shall make a determination within ten (10) Business Days after conclusion of the Arbitration Proceeding.

(e) The costs and expenses of an Arbitration Proceeding including administrative fees and costs, expert fees and the arbitrator’s fees and cost, shall be shared equally by Owner and Manager, and each party shall bear its own counsel, expert, administrative fees and other professional fees and expenses with respect to such Arbitration Proceeding; provided, however, that the Appointed Arbitrator may (but shall not be required to), in the exercise of his/her best judgment, assess one party for a part or all of the costs of the other party, including the costs of the Arbitration Proceeding.

(f) Any arbitrator’s final decision and award shall be in writing and delivered by the parties in an expedited manner, shall be binding on the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to both parties. A judgment or award rendered by the arbitrator may be entered in any court of competent jurisdiction. All actions necessary to implement the decision of the arbitrator shall be undertaken as soon as possible, but in no event later than three (3) Business Days after the rendering of such decision.

18.18. Cooperation. Should any claim, demand, suit or other legal proceeding be made or instituted by either party which arises out of any of the matters relating to this Agreement, each party shall give the other all non-privileged and pertinent information possessed by or under the control of such party and reasonable assistance in the defense or other disposition thereof. In addition, in each instance where Manager’s performance under this Agreement is dependant on receiving the cooperation of Owner, Owner shall promptly cooperate and provide Manager with such requested assistance.

18.19. Manager Pooling Agreement as Controlling Agreement. The Manager Pooling Agreement is intended to modify and amend this Agreement. If there is any conflict or inconsistency between the terms of this Agreement and the terms of the Manager Pooling Agreement, then the terms of the Manager Pooling Agreement shall supersede and control in all respects.

18.20. Costs of Dispute. In any legal action or proceeding arising out of this Agreement, other than an Arbitration Proceeding, the successful or prevailing party or parties therein will be entitled to recover from the other party or parties reasonable attorney’s fees and other costs incurred in that action or proceeding, including those related to appeal of any such action. The recovery of attorney’s fees and costs will be in addition to any other relief to which the successful or prevailing party or parties may be entitled.

18.21. Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to conflict of laws principles.

(b) For the purposes of any suit, action or proceeding involving this Agreement, the parties each hereby expressly and irrevocably submits to the jurisdiction of all federal and state courts sitting in the Commonwealth of Virginia which courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party. The parties consent to service of process, wherever made, by certified mail return receipt requested, personal service or any other method permitted by applicable law and the rules of the applicable court. In furtherance of such agreement, the parties agree, upon the request of any party, to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c) Each party hereby irrevocably waives any objection that either party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the Commonwealth of Virginia and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) If for any reason, the state and federal courts sitting in the Commonwealth of Virginia refuse to exercise jurisdiction over the proceeding or any party, then litigation as permitted herein may be brought in any court of competent jurisdiction in the United States of America.

(e) EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE FACILITY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

18.22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

18.23. Contracting with Affiliates. Manager shall be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such company an Affiliate) to provide goods and/or services to the Facility; provided that the prices and/or terms for such goods and/or services are at a fair market price. Additionally, Manager may contract for the purchase of goods and services for the Facility with third parties that have other contractual relationships with Manager and its Affiliates, so long as the prices and terms are at a fair market price. Manager shall fully disclose to Owner any material interest of Manager and/or its Affiliate in any vendor and Manager shall establish to Owner’s reasonable satisfaction that any such purchase contracts were made at fair market prices. In determining, pursuant to the foregoing, whether such prices and/or terms are at a fair market price, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. Any dispute as to whether prices and/or terms are at a fair market price shall be referred to arbitration pursuant to Section 18.17. The price paid may include overhead and the allowance of a reasonable return to Manager and its Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such company an Affiliate).

18.24. Parent Subordination. Parent and Owner acknowledge and agree that payment of any fees or other amounts, including the Termination Fee, payable to Manager under this Agreement or the Manager Pooling Agreement (the “Manager Receivables”) shall be senior to the payment of any distributions or other payments to Parent (including, without limitation, reimbursement payments to Parent for Parent’s satisfaction of any Guaranteed Obligations (as defined in the Guaranty)) and Parent hereby subordinates its right to receive any distributions or other payments from Owner to Manager’s right to the Manager Receivables.

18.25. Facility Name. Owner and Parent hereby agree that during the term of the Management Agreement, Manager shall have the right, in its sole discretion, to publicly designate the Facility governed thereunder a “Sunrise” community, with such additional identification to provide local identification.

18.26. Parent and Owner Consents. Manager shall be entitled to rely fully and act upon all approvals, consents, authorizations and elections made by Owner under this Agreement, without any obligation whatsoever to make inquiry of Parent or seek confirmation that Parent has provided its authorization, or approval, written or otherwise, to such Owner action and Manager shall not be required to grant any additional time for Parent to instruct Owner with respect to such matters.

18.27. REIT Compliance.

(a) Manager shall provide Owner written notice any time Manager or any of its Affiliates acquires any of the shares of CNL Lifestyle Properties, Inc., or CNL Healthcare Trust, Inc. (each, a “REIT”), and in any event neither Manager nor any of Manager’s Affiliates shall own, at any time during the Term, more than thirty-five percent (35%) of the shares of either REIT.

(b) Manager shall at all times qualify as an “eligible independent contractor” as defined in Section 856(d) of the Internal Revenue Code. In the event that Owner reasonably concludes that the terms of this Agreement will have an effect as to cause rent under Owner’s lease of the Facility to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, Manager hereby agrees to enter into an amendment to this Agreement as proposed by Owner modifying such terms in such a way as to cause rent under Owner’s lease of the Facility to so qualify as “rents from real property” in the reasonable opinion of Owner and its counsel, provided, however, no such modifications shall affect the amount of management fees or the practical realization of the rights and benefits of the Manager hereunder.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be executed under seal by their duly authorized offices, all as of the Effective Date.

OWNER:

SUNRISE CONNECTICUT AVENUE ASSISTED LIVING OWNER, L.L.C., a Virginia limited liability company

By:	/s/ Joshua J. Taube
	Name:	Joshua J. Taube
	Title:	Vice President

[Signatures continue on following page]

[Signature page to Management Agreement: Sunrise of Connecticut Avenue]

MANAGER:

SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation

By:	/s/ Edward W. Burnett
	Name:	Edward W. Burnett
	Title:	Vice President

[Signatures continue on following page]

[Signature page to Management Agreement: Sunrise of Connecticut Avenue]

PARENT:

CHTSUN PARTNERS IV, LLC, a Delaware limited liability company

By:	CHT SL IV HOLDING, LLC,
a Delaware limited liability company.
Managing Member

By:	/s/ Joshua J. Taube
	Name:	Joshua J. Taube
	Title:	Vice President

[Signature page to Management Agreement: Sunrise of Connecticut Avenue]

EXHIBIT A

DESCRIPTION OF REAL PROPERTY

All of those lots or parcels of land located in the District of Columbia and more particularly described as follows:

Lot 162 in Square 1989 in a subdivision made by Sunrise Connecticut Avenue Assisted Living, LLC, and others, as per plat recorded in Liber No. 194 at folio 37 among the Records of the Office of the Surveyor for the District of Columbia.

EXHIBIT B-1

FACILITY SHARED SERVICES

Accounts Payable Processing	Referral Fees - MIS
AOD Billing System	Regional Facilities Expense
Business Managers	Resident Billing Support
Clinical System	Resident Billing System
Connectivity-Shared	Sales System
Cost Report Expense	Sales Training - EBD
Engagement Surveys	Sales Training - Focus
Learning Delivery and Implementation	Sales Training- Excellence in Selling
Learning Design and Development	Sales Training- Selling Skills
Learning Logistics and Administration	Skilled Nursing
Medicare Billing	Tax Advice - Shared
Memory Care Training	Technology Help Desk
Payroll Staff, Training & Communication	Time & Attendance System
Recruitment Marketing and Advertising	Med Management

B-1-1

EXHIBIT B-2

DIRECT EXPENSES

Audit Expense	Payroll Charge
Bank Service Charges	Predictive Index
Connectivity-Direct	Preventative Maintenance System
Desktop Software Licensing	Referral Subscriptions - APFM
Emergency Resources	Resident Bill Print & Delivery
E-Newsletter	TALX
Horizon	Tax Compliance - Direct
Internet Marketing	Training Materials-Liberty
Mystery Shop	Website
Learning Management System	Yellow Pages

B-2-1

EXHIBIT C-1

FINANCIAL REPORTING REQUIREMENTS

Schedule of Reporting
General Description	Detailed Description	Due Date	Monthly	Quarterly	Annually
Financial Reporting
Financial Statements (balance sheet, income statement and trial balance)	Sunrise’s standard format	15th	X
Cash Flow (Non GAAP)		15th	X
Capital Expenditures	Sunrise’s standard format	15th	X
Insurance Claims		15th	X
Accounts Receivable Aging		15th	X
Distribution Schedule	Actual	15th	X
Captive Insurance Company Financials (audited)	Annually	(June 30th)			X
Occupancy Report	Flash Report	15th	X
Variance Report		15th	X
Partners’ K-1’s	Un-audited	60 Days
Audit	Final	March 20th (Manager to use best efforts to deliver by March 15th)
Tax Returns	Un-audited	90 Days
Rent Roll		15th	X
Budgets
Property Annual Operating Budget	Draft	Nov 30th			X
Property Annual Operating Budget	Final	Dec 15th			X
Budget to Include:
Narrative with operating objectives and assumptions		Dec 15th
Competitive Set Analysis	Annual Update	Dec 15th
Real Estate Tax Summary		Dec 15th
Capital Expenditures	1 year forecast	Dec 15th
Distribution Projection		Dec 15th

C-1-1

EXHIBIT C-2

QUARTERLY CERTIFICATION

1.	Except to set forth on Exhibit A to this Quarterly Certification, to Manager’s knowledge, the consolidated income statement and balance sheet (the “Reports”) of CHTSun Partners IV, LLC (the “Partnership”) delivered on fairly present in all material respects the financial position and results of operations of the Partnership at the dates and for the periods presented in the Reports, with respect to the matters addressed by such Reports, all in accordance with United States generally accepted accounting principles consistently applied (subject to normal year end adjustments).

2.	Except as set forth on Exhibit A to this Quarterly Certification, Manager is not aware of any significant deficiencies or material weaknesses in Manager’s design or operation of internal control over financial reporting which are reasonably likely to adversely affect Manager’s ability to record, process, summarize and report financial information with respect to the Partnership.

3.	Except as set forth on Exhibit A to this Quarterly Certification, Manager is not aware of any material fraud that involves management or other employees who have a significant role in Manager’s internal control over financial reporting.

C-2-1

EXHIBIT D

Form of Proposed Budget

Occupancy %	All Departments	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year Total
Total Revenue ADR	All Departments
Margin	All Departments

Total Resident Fees	All Departments
Total Extended Care
Incontinence Management
Medication Management
Care Revenue
Ancillary and Therapy
Community Fee
Other Revenue
Rental Income-Affiliate
Revenue
Total Cost of Sales
Net Revenue

Productive Labor
Non Productive Labor
PR Tax & Benefits
Total Labor

Resident Food Cost
Utilities
Repairs and Maintenance
Paint Vinyl Sealing Coating
Workers Comp - Insurance
Insurance
Supplies Expense
Referral Fee Costs
Marketing and Advertising
Bad Debt Write-Offs
Contract Labor
Key Controllable Operating Expense

Legal, Professional Fees and Consulting
Non Resident Food Cost

Program Costs
Telecommunications
Technology
Other Non-Op Income (Expense)
Travel Cost
Auto and Equipment
Business Office Cost
Employee Cost
Other Department Controllables
Operating Expense
NOI

Net Income

Stats MoveIns	All Departments
Occupancy %	Total Assisted Living
Occupancy %	Total Reminiscence
Occupancy %	Total Independent Living
Occupancy %	Total Health Care
Occupancy %	All Departments
Avg Number of Residents	All Departments
Resident Days	All Departments
Resident Days Capacity	All Departments
Units Occupied (Avg Monthly Balance-Units)	All Departments
Unit Capacity	All Departments
Unit Occupancy %	All Departments
Total Revenue ADR	All Departments
Net Resident Fees ADR	Total Assisted Living
Net Resident Fees ADR	Total Reminiscence
Net Resident Fees ADR	Total Independent Living
Net Resident Fees ADR	Total Health Care
Net Resident Fees ADR	All Departments
Extended Care ADR	All Departments

Margins
Cost of Sales
Productive Labor
Non Productive Labor
PR Tax & Benefits

Total Labor
Res. Food Cost
Utilities
R&M
Paint Vinyl Sealing Coating
Worker’s Comp
Insurance
Supplies
Referrals
Marketing
Key Controllables
Other Controllable
House Profit
Mgmt Fee
Non-Dept

Occupancy %	All Departments	Working	Working	Working	Working	Working	Working			Working	Working
Total Revenue ADR	All Departments	Q1	Q2	Q3	Q4	Year Total	Year Total			Year Total	Year Total
Margin	All Departments	2011	2011	2011	2011	2011	2010			2010	2009
		Budget	Budget	Budget	Budget	Budget	Forecast	$ Var	% Var	Budget	Actual
Total Resident Fees	All Departments
Care Revenue
Ancillary and Therapy
Community Fee
Other Revenue
Rental Income-Affiliate
Revenue
Total Cost of Sales
Net Revenue

Productive Labor
Non Productive Labor
PR Tax & Benefits
Total Labor

Resident Food Cost
Utilities
Repairs and Maintenance
Paint Vinyl Sealing Coating
Workers Comp - Insurance
Insurance
Supplies Expense
Referral Fee Costs
Marketing and Advertising
Bad Debt Write-Offs
Contract Labor

Key Controllable Operating Expense

Legal, Professional Fees and Consulting
Non Resident Food Cost
Program Costs
Telecommunications
Technology
Other Non-Op Income (Expense)
Travel Cost
Auto and Equipment
Business Office Cost
Employee Cost
Other Department Controllables
Operating Expense
House Profit

Non Department Expense
Total Operating Expenses

NOI

Investment Factors
Net Income

Stats MoveIns	All Departments
Occupancy %	All Departments
Avg Number of Residents	All Departments
Resident Days	All Departments
Resident Days Capacity	All Departments
Unit Occupancy %	All Departments

Total Revenue ADR	All Departments
Net Resident Fees ADR	All Departments
Extended Care ADR	All Departments

Margins
Cost of Sales
Productive Labor
Non Productive Labor
PR Tax & Benefits
Total Labor
Res. Food Cost
Utilities
R&M
Paint Vinyl Sealing Coating
Worker’s Comp
Insurance
Supplies
Referrals
Marketing
Key Controllables
Other Controllable
House Profit
Mgmt Fee
Non-Dept
NOI

EXHIBIT E

CURRENT INSURANCE PROGRAM

The parties hereto mutually agree that the insurance requirements listed below shall be subject to reasonable availability of such insurance in the marketplace at time of procurement.

All insurers must have an A.M. Best rating of A-/VII or better. Certificates of insurance for all coverages will be issued as soon as practicable after renewal terms have been finalized.

Article I Lines of Insurance

1.01 Property Insurance

Coverage is full replacement cost value of the facility, including business interruption under a $250,000,000 blanket limit. The values associated with each property will be reviewed annually.

California Earthquake Coverage - $50,000,000 in blanket limits

National Flood Insurance Program (NFIP) coverage on all locations in Special Flood Hazard Areas as defined by FEMA.

1.02 Commercial General and Professional Liability Insurance

$11,000,000 per occurrence

$11,000,000 annual aggregate

$21,000,000 policy period aggregate

Aggregate does not apply on a per location basis

1.03 Automobile Liability

$2,000,000 Combined Single Limit Each Accident

Automobile Physical Damage – Actual Cash Value

1.04 Workers’ Compensation (statutory limits) and Employers Liability Insurance

$2,000,000 each employee

$2,000,000 each accident

$2,000,000 policy limit

1.05 Excess Liability

Employer’s Liability and Automobile Liability:

$10,000,000 per Loss, $20,000,000 Annual Aggregate excess of $2,000,000 Each Accident and Employer’s Liability only Policy Aggregate

E-1

General and Professional, Employer’s and Automobile Liability

$40,000,000 per Occurrence excess of $11,000,000 per Occurrence (GL/PL) and $12,000,000 Per Loss (EL/Auto)

$40,000,000 Annual Aggregate excess of $11,000,000 Annual Aggregate, $21,000,000 Policy Period Aggregate (GL/PL) and $12,000,000 Per Loss, $20,000,000 Annual Aggregate (EL/Auto)

General, Employer’s Liability and Automobile Liability Only

$50,000,000 per Occurrence excess of $51,000,000 per Occurrence (GL) and $52,000,000 per Occurrence (EL/Auto)

$50,000,000 Annual Aggregate excess of $51,000,000 Annual Aggregate, $61,000,000 Policy Aggregate, (GL/PL ) and $52,000,000 Annual Aggregate (EL/Auto)

1.06 Employment Practices Liability

$10,000,000 per occurrence

$10,000,000 aggregate

Article II Insurance Cost Allocation

Section 2.01 The cost associated with the insurance program, including projected ultimate losses within deductible layers or self-insured retentions and premiums, will be allocated to all facilities operated by Sunrise Senior Living Management, Inc. (“Manager”) at the time of the Manager’s Insurance Program renewal date. The allocations will be determined based on the following:

Property	Rate per $100 of Value

GL/PL	Rate per Resident Capacity, by State, Bed Type, and Loss Experience

Excess Liability	Rate per Resident Capacity

Automobile	Rate per Vehicle

Crime	Rate per Facility Employee/Payroll

California Earthquake	Allocated to facilities based on Risk of Zone

Flood	Allocated to facilities based on Risk of Zone

Workers’ Compensation	Rate per $100 of Facility Payroll by State, Class Code, and Loss Experience

Employment Practices Liability	Rate per Payroll

E-2

Article III Financial Responsibility

Section 3.01 For those lines of coverage to which a policy deductible or self-insured retention applies, each Facility will be responsible for the cost of a portion of the deductible or self-insured retention based on the projected ultimate loss estimate. The projected ultimate loss estimate will be derived using a third party actuarial analysis of Manager’s loss experience and other external factors, including but not limited to, inflation and increased litigation.

Within the projected ultimate loss estimate, each Facility will be responsible for a deductible of up to $25,000 per occurrence or the amount of the per occurrence deductible or self-insured retention under the insurance policy, if less (the “Facility deductible”). Manager reserves the right to adjust the Facility deductible by line of insurance coverage for certain high-risk jurisdictions. Such Facility deductible will be paid as a Facility expense as the Manager pays losses for the occurrence, up to the Facility deductible limit.

Section 3.02 In the event that any of the required insurance placements are provided on a claims made basis, the Manager will provide an extended reporting period coverage or “tail”, reasonably available in the commercial insurance market for each such coverage or coverages, but in no event less than two years after the expiration of such coverage. The cost of such tail coverage will be treated as a Facility Expense.

Section 3.03 Upon Termination or sale of Facility by Owner, an escrow fund in an amount reasonably acceptable to the Manager shall be established from the proceeds of Gross Revenues (or, if such Gross Revenues are not sufficient, with funds provided by the Owner) to cover the amount of any Facility deductible and all other cost and expense which shall eventually have to be paid by either the Owner or Manager with respect to pending or contingent claims, including those that arise after Termination from causes arising during the Term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpected funds remaining in such escrow shall be paid to Owner. Operating Profit for the final Fiscal Year shall be recalculated as a result of any claims paid and Manager and Owner shall each pay to the other such amounts as may be required as a result of such adjustment.

E-3